1900 N Street

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q1 2020

Quarterly Investor Package

JBGS Divider

TABLE OF CONTENTS

MANAGEMENT LETTER
SECTION ONE

Q1 2020 EARNINGS RELEASE
SECTION TWO

Q1 2020 SUPPLEMENTAL INFORMATION
SECTION THREE

Illustrative 2000 South Bell Street

Table of Contents

MANAGEMENT LETTER

SECTION ONE

COVID-19 Impact	Page 2
Balance Sheet and Liquidity	Page 6
State of the Markets	Page 7
Operating Portfolio	Page 9
Capital Allocation	Page 9
Development Portfolio	Page 10
Third-Party Asset Management and Real Estate Services	Page 11
Environmental, Social, and Governance	Page 11

HOST HOTELS & RESORTS
CHASE

4747 Bethesda Avenue

Section One – Mgmt Letter

Management Letter

May 5, 2020

To Our Fellow Shareholders:

First and foremost, we sincerely hope that all of you, your families, friends and colleagues are healthy and out of harm's way during this trying time.  The impact of this terrible pandemic on our loved ones, our communities, and our economy is heart breaking. At the same time, we have seen this ordeal bring out the best in so many of our fellow citizens, especially those on the front lines. At JBG SMITH we are focused on ensuring the health and safety of our customers, our business partners, our team, and our community, where the collaboration and generosity on display has been both impressive and inspiring.  How we behave in times of crisis defines who we are and what we have seen thus far gives us great hope that not only will we thrive again, but that we will come through this ordeal stronger than before.

In keeping with our consistent focus on our key stakeholders, we have moved swiftly to help in a variety of ways. We are working with our local Business Improvement Districts (BIDs) to provide resources to enable customers to find and access federal, state, and local assistance, including the CARES Act, which provides forgivable loan funding for payroll, rent, utilities, and other critical expenses. We have expanded resources to ensure that a work-from-home format is available to all employees whose roles can be reasonably performed remotely and to be supportive of our employees who are now responsible for both home schooling children and caring for family members. In addition, we are contributing to a region-wide effort to establish a healthy workplace blueprint to facilitate a safe emergence from this pandemic.

As a result of the prudent and disciplined capital allocation decisions we made over the past several years, we believe our company is in a strong position coming into this downturn. A high percentage of our revenues are derived from the government, government contractors and other credit tenants, including Amazon, as well as apartment renters working in these industries. While we do not know what the future holds, we have seen limited disruption in these sectors thus far. In fact, some of our tenants, such as Amazon and certain government agencies, appear poised for faster growth as a result of this crisis. This is not surprising since the Washington, DC region has consistently proven more resilient than the rest of the country in regional economic growth in every recession on record since the Great Depression.

Moreover, since our formation in 2017, we have carefully positioned ourselves to manage through an expected downturn. We have low leverage levels, approximately $2 billion of liquidity, and limited near-term liabilities, with only 8% of our total debt coming due before the end of 2021. In addition, we believe that the capital allocation decisions we made over the past several years will allow us to weather this storm and grow our company over the longer term. We fully expect, and are prepared for, a prolonged recession and an extended recovery. As we noted in our second quarter 2018 letter – “who doth not answer to the rudder shall answer to the rock”. We have kept our hand firmly on the wheel, we have kept a vigilant watch for the rocks, and we are well prepared to meet the challenges and opportunities that lie ahead.

For details regarding our financial and operating results, as well as cautionary disclosures about forward looking statements, please see our first quarter earnings release and supplemental information, which follow this letter.

1

COVID-19 Impact

This section provides a summary of our region’s response to the COVID-19 pandemic (including regulatory responses that are relevant to our business), as well as JBG SMITH’s response to the crisis, and the early indicators of how our business is performing as a result of the ensuing economic fallout.

Washington, DC – Maryland –Virginia Regional Response

In general, our local elected officials have been proactive and responded relatively early. Since we operate in three separate jurisdictions that together comprise the Metropolitan DC area, it is important to understand some of the differences. Below is a table that summarizes the regional response as of the date of this letter:

GREATER WASHINGTON AREA RESPONSE
	VIRGINIA (67% OF REVENUE)	WASHINGTON, DC (27% OF REVENUE)	MARYLAND (6% OF REVENUE)
Stay-At-Home Order	Through 6/10/20	Through 5/15/20	Until rescinded by Governor
Construction Projects	Deemed essential and remain open	Deemed essential and remain open	Deemed essential and remain open
Rent Payment / Tenants	Suspension of multifamily evictions and cap on late fees for non-payment of rent	Suspension of multifamily evictions and late fees for non-payment of rent Suspension of rent increases on new multifamily leases until 30 days after emergency order is lifted	Suspension of multifamily evictions and late fees for non-payment of rent In Montgomery County, rent increases on multifamily leases capped at 2.6% until 180 days after the emergency order is lifted

JBG SMITH Response

We are proud to be able to provide safe and secure spaces to live and work for all our stakeholders. We are even more proud of the JBG SMITH employees who are working harder than ever both at our properties and remotely to keep our business running and to serve our valued customers. The following summarizes the key measures we are taking for our employees and our customers during this crisis.

Ensuring the Safety of Our Team

Our corporate office moved to a work-from-home format on March 12th. Our teams connect daily via video conference, and the transition has been seamless. Like many of you, members of our team are now responsible for home schooling children and caring for family members while also carrying a full workload from home. To help address some of these burdens we reopened the enrollment period for our health plan and expanded access to mental health coverage.

Most of our employees are front-line workers on site at our properties. In these field locations, we have implemented the following protocols:

-	We have provided our non-essential field staff with technology to facilitate working from home.

2

-	Our centralized and remote Tenant Services and Security Center has allowed us to manage essential building functions remotely, including energy and work order management. This pre-existing system supported a differentiated service level to our tenants in normal times, but it has proven invaluable during this crisis.
-	Our field teams have been provided with personal protective equipment and additional training to maximize social distancing.
-	We have instituted enhanced cleaning measures in the normal course, and additional environmental sanitation protocols in the event of suspected or confirmed COVID-19 exposure.
-	We have implemented two alternative shifts of 14 days each to minimize exposure among building staff.
-	We have provided hazard pay to our front-line property workers while on site.
-	We have reduced certain operating expenses at our commercial properties due to lower population counts.
-	For construction projects, we are following the CDC recommended protocols for social distancing and cleaning, as well as working with our general contractors to ensure they are doing the same.

Supporting the Health and Safety of our Customers

In addition to these measures, we are actively developing protocols to safely manage building operations when stay-at-home orders are lifted and more of our tenants return to their offices. We intend to contribute our work on this front to a region-wide healthy workplace blueprint, including best practices on enhanced social distancing measures and cleaning protocols, as well as how commercial and residential landlords may be able to contribute to critical symptom tracking and testing, as well as contact tracing efforts. We are focused on enabling our customers to use their space, while supporting the health and safety of everyone working in our buildings.

The financial health of our customers is also critically important to that of our own business. Although we fully expect to see additional pressure on rent collections as the crisis continues, to date, the vast majority of our customers have paid their rent. Nonetheless, we are working on a case-by-case basis with tenants demonstrating financial need to determine and structure appropriate short-term rent deferral or other measures to help them during this crisis. In addition, we are working with our local BIDs to provide resources to enable tenants to find, and access, applicable federal, state, and local assistance programs.

Maintaining the Strength of our Company

We do not know how long this pandemic will last or how long the recovery from the resultant downturn will take. As we always do, we are hoping for the best, but planning for the worst. We take great solace in what we have done over the past several years to prepare ourselves for the next downturn, and we believe that we are well positioned to manage through this crisis and to grow over the longer term. That said, there will be near-term costs to this crisis and its duration is unknown. Consequently, we have taken several additional measures to strengthen our ability to navigate the challenges that lie ahead.

-	Our proforma cash balance as of March 31, 2020 was approximately $800 million at share. Subsequent to quarter end, we increased our cash balance through the following:
o	A $300 million draw on our credit facility, leaving remaining availability of $500 million.
o	A $100 million draw on our Term Loan.
o	Approximately $90 million in net proceeds from financing 1900 N Street and refinancing RTC West, both Operating commercial assets.
-	We have approximately $715 million of estimated multifamily borrowing capacity from our Operating and Under Construction multifamily assets, of which approximately $440 million relates to our currently stabilized Operating multifamily assets.

3

-	In March, we received final entitlements for 1900 Crystal Drive. We intend to time the commencement of construction of this asset to coincide with an expected correction in construction costs. 1900 Crystal Drive remains a critical component of our National Landing placemaking efforts. We are continuing predevelopment work at 1900 Crystal Drive, but this strategy may have us starting vertical construction later than we had originally anticipated.
-	We have deferred approximately $73 million of discretionary 2020 capital expenditures at our Operating assets.
-	We adopted a share repurchase plan, and through quarter end, we limited our activity to modest levels to preserve liquidity in the early stages of the crisis.
-	We declared our first quarter dividend as anticipated, which was unchanged from the prior quarter. From where we sit today, we do not view the funds to pay our dividend as a necessary source of additional liquidity.

With approximately $2 billion of liquidity, and limited near-term debt maturities and capital obligations, we find ourselves in a strong position to navigate this crisis. With only approximately $234 million in contractual tenant improvements and construction expenditures through the end of 2021 and 8% of our debt maturities over the same period, we are well positioned to focus on the long-term growth and expansion of our business during this period.

Near-Term Financial Impact

While we are always focused on the long term, we are sharing the following data on a one-time basis to provide investors with an early read on how the pandemic has impacted rent collections subsequent to quarter end. Investors should understand that these statistics are unaudited and preliminary, and we make no assurances that our experience to date will be indicative of future performance. The early returns on our business through April 30, 2020 are as follows:

APRIL RENT COLLECTION
	OFFICE (1)	RESIDENTIAL	RETAIL
% of Tenants that Paid Rent (April 2020)	97.0%	96.1%	47.0%
Variance to Average 2019 % of Tenants that Paid Rent	(2.7%)	(3.8%)	(51.4%)
$ Paid / $ Unpaid	$30.5M / $0.9M	$10.2M / $0.4M	$1.5M / $1.7M

(1) Assumes government tenants who pay in arrears have paid.

In addition, our commercial parking revenue was down 54% for the month of April compared to the average monthly first quarter revenue of $2.6 million. We also temporarily closed the Crystal City Marriott in National Landing, which produced $1.8 million of NOI in 2019.

While substantially all accommodations to date have been structured as rent deferrals, we expect our rent collection rate will deteriorate the longer this crisis drags on.  To the extent our confidence in rent collections declines, we expect to increase reserves and write-offs against both billed and deferred (straight-line) rent receivables.  Given how early we are in this crisis, recent monthly rent collection data is not a meaningful indicator of long-term impact, other than as a measure of how many businesses in our region have been affected. We believe it will be significantly more meaningful to see how many impacted businesses survive this crisis, as that will dictate our ultimate ability to collect some or all of the rents deferred during this period, as well as the amount of capital that will be needed to re-tenant any prematurely vacated commercial space.

4

Although we anticipate supply chain and labor delays as a result of new job site procedures, as of the date of this letter, all our construction projects are active and on schedule, apart from 7900 Wisconsin Avenue, which is delayed by two quarters. Likewise, we are not aware of any material impact on the construction timeline for Amazon’s new headquarters. For predevelopment projects that are in various stages of entitlement, many of these processes have slowed due to reduced or eliminated public meetings. Thankfully, we were able to obtain the entitlements associated with approximately 820,000 square feet in National Landing immediately prior to Virginia’s stay-at-home order.

We also expect that our ongoing asset sales efforts will be negatively impacted by the downturn. Fortunately, we were successful in executing over $1.6 billion of capital recycling transactions (including the Pen Place land that is under firm contract to Amazon) over the past two and a half years. However, our target of an additional $200 million of sales in 2020 will likely be more difficult to achieve. That said, we will continue with our marketing efforts as certain of these assets may still price at attractive levels. Where we can continue to transact at or above net asset value (NAV) or at pricing that is accretive relative to other uses of capital, we intend to do so. Finally, as we discuss below, for the same reason that this downturn will make it more difficult for us to sell assets at or above NAV, we believe it will likely usher in a period of more attractive acquisitions.

Potential Long-Term Impact

When we have more clarity on the length and severity of this downturn, we intend to update our long-term NOI bridge. Until that time, we believe it is prudent to withdraw our prior projections. While the short-term impact of this crisis is relatively easy to measure, the degree to which it will impact our business over the long term depends entirely on the severity and duration of the ensuing recession and the resultant scale of business failures in our market. Our cash planning and underwriting of future results assume the duration and scale of this contraction will be severe. Although we assume the worst when we make decisions, it does not mean we have a better crystal ball than others, and, hopefully, we will be proven wrong. That said, this “plan for the worst” approach is designed to ensure that we maintain our solid position in both defense (liquidity, tenant restructurings, and pricing our capital) and offense (growth assumptions and return expectations), and that we are well positioned to grow our company over the long term.

Our planning for the worst does not necessarily mean that every variable will perform at its worst.  For example, Amazon’s public announcements regarding the acceleration of its hiring efforts would suggest that its space needs and growth plans may have increased. We also expect that we will grow in the coming years by eventually acquiring and building more income-producing assets, with a specific focus on multifamily.  In the short term, we may see some co-working tenants fail and vacate space, and overall densification reverse until social distancing measures are behind us. Longer term, we expect that co-working will return, but in a diminished form and with fewer players. Likewise, we expect that densification will return and could even be enhanced with more widely adopted teleworking. In turn, however, that trend may drive demand for slightly more residential square footage, but not necessarily in close-in locations. While we continue to believe that consumers will demand well-amenitized, walkable urban places, a sustained increase in teleworking may make non-gateway cities with lower-cost housing more attractive. In bigger cities such as Washington, DC, those who can afford to drive and park will avoid mass transit for some period of time (likely driving higher parking revenue), but we believe that sustainability, cost, and convenience will ultimately drive a return to historic commuting patterns. Each of these considerations, as they always do, will factor heavily into our strategy in the coming years.

Capital Allocation Will Drive Long-Term Impact

Maximizing long-term NAV per share has always been, and remains, our primary goal. Over the past two and a half years pursuit of this goal drove us to recycle approximately $1.6 billion of assets, including non-income producing land sites and office assets that we believed were valued in excess of NAV. It also drove our aggressive effort to execute early blend-and-extend transactions with tenants facing near-term lease maturities, which reduced the number of renewal discussions necessary over the next several years. This goal has driven us to entitle land sites in our Future Development Pipeline, bringing them to a shovel-ready condition, so that we can monetize otherwise unproductive assets by preparing these sites for new development, ground lease or sale.

5

Our focus on long-term NAV per share growth also motivated us to issue equity last year at $42 per share, realizing net proceeds of approximately $472 million. At the same time, we have been disciplined buyers, investing only approximately $200 million in new acquisitions over the past two and a half years, of which $161 million was the like-kind-exchange of F1RST Residences for the Metropolitan Park land we sold to Amazon. In addition, as construction costs rose above long-term historical averages, we held new development starts to a high bar – limiting new construction over the past two years to only two new assets with a combined estimated total investment of less than $240 million, of which only approximately $76 million remains to be spent. Further, our asset-level borrowing strategy has been focused on preserving borrowing capacity on stabilized multifamily assets, which has proven to be uniquely valuable during periods of economic decline. During the Global Financial Crisis (GFC) agency lenders were one of the most active sources of capital, and we anticipate a similar dynamic during this downturn. Finally, we experienced fortunate timing with the early refinancings of several asset level loans, as well as our unsecured corporate revolving credit facility, which was recast in January with a new term through early 2025.

Our disciplined approach to capital allocation has positioned us extremely well coming into the current downturn. We now expect to enter a period during which good value will be easier to find, thereby creating opportunities for us to be a more active acquirer and developer in the years ahead.

Not knowing the depth and duration of the current downturn, we intend to “average in” the investment of our valuable liquidity over a potentially long period of attractive opportunity. We intend to seek out good long-term fundamental value, rooted in value relative to long-term replacement costs, and invest when and where we find it. Being prudent with our liquidity and mapping the severity of this downturn means that our investment activity will likely be more limited in the immediate term. As we experienced during the GFC, it may take time, possibly a year or more, before price adjustments for asset acquisitions and construction costs fully infiltrate the market. During that time some of our best opportunities may be share buybacks, but this must be balanced with our desire to maximize liquidity, especially in the early days of the downturn when visibility on the future is lowest. As we “average in” and pace ourselves, we will seek the optimal balance between preserving enough liquidity to be active investors over an extended period of time and not passing up objectively attractive near-term opportunities in the hopes that pricing may be more attractive later. Consequently, it is likely that some of our investments may later prove not to have been at the lowest price possible. That said, not knowing if we are at the absolute bottom is a poor excuse for not investing in obviously compelling opportunities. If we are buying at good fundamental values relative to long-term replacement cost, then those new investments will still prove to be an attractive allocation of our capital.

Finally, the Washington DC metro area has historically proven to be more resilient than other gateway markets during downturns. We believe that our concentration in such a recession resilient market and the fact that a high percentage of the square footage in our commercial portfolio is leased to government, government contractors, and Amazon should soften much of the impact of any recession on our business. With a $2.7 trillion federal recovery package, we expect to see an increase in agency and contractor spending locally. In addition, we continue to see strong hiring from Amazon, and this crisis seems to be beneficial for many of its business lines from online shopping to cloud computing and grocery. The fact that Amazon is also hiring recently displaced workers during this downturn means that they may grow faster, not slower. For these reasons we remain confident in both the government and Amazon demand drivers in the DC metro area. Nonetheless, we remain cautious on the short-term outlook for our business as the longer-term impact of COVID-19 remains incredibly difficult to predict.

Balance Sheet and Liquidity

Maintaining prudent leverage levels, ample liquidity, and internal investment capacity are fundamental elements of maximizing long-term NAV per share. We have deliberately created the capacity and flexibility to position our company to be an active investor when market conditions are right. We primarily finance our business with non-recourse, asset-level financing, and our currently unencumbered multifamily assets can serve as a valuable source of potential liquidity, especially when other sources of capital are less attractive.

6

As noted earlier, including cash, undrawn capacity on our credit facility, and potential financings on our unencumbered multifamily Operating and Under Construction assets our total estimated liquidity is approximately $2 billion. Subsequent to March 31, 2020, to provide a substantially larger cash reserve, we drew an additional $300 million on our credit facility and the remaining $100 million on our Term Loan. These draws, in addition to the $90 million of net proceeds from financing two of our commercial assets, resulted in a proforma cash balance of approximately $800 million at share as of March 31, 2020. We have $500 million of remaining availability on our credit facility. Additionally, we have approximately $715 million of estimated multifamily borrowing capacity from our Operating and Under Construction multifamily assets, of which approximately $440 million is from our stabilized Operating multifamily assets. We are fortunate that we do not have immediate required uses for these funds, but they are an important component of our overall liquidity strategy and our expectation that we will be an active investor during this period. Based on current conditions, even in the most severe downside scenario, we believe we have sufficient liquidity to meet the required obligations for our operating portfolio, to continue funding our active Under Construction assets, and to continue pursuing strategic projects in our Future Development Pipeline while also maintaining ample capacity for net new investment.

As of the date of this letter, we have only 8% of our loans maturing before the end of 2021. As of March 31, 2020, our debt maturities for 2020 totaled $213 million. Since the end of the first quarter, we have addressed approximately $200 million of this exposure, including the refinancing of the loan collateralizing RTC West which increased the loan to $117.3 million and generated additional net cash proceeds of approximately $20 million.  Consistent with our strategy for sourcing attractively priced capital during a downturn, debt capital remains available from the government-sponsored entities (GSEs) for stabilized multifamily assets, and we understand that Fannie and Freddie are processing enormous volumes supported by recent stimulus measures. The GSEs have instituted LIBOR floors and spreads have widened, but borrowing costs remain attractive.

As of March 31, 2020, our Net Debt/Total Enterprise Value was 27.8% and our Net Debt/Adjusted EBITDA was 6.2x. Given that these leverage metrics include the debt incurred to date to develop our four Under Construction and five recently delivered assets, but not all of the estimated stabilized NOI from those assets, we believe Net Debt/Total Enterprise Value is the most meaningful measure to evaluate our leverage. As is the case for many of our REIT peers, our Net Debt/Total Enterprise Value has been significantly impacted by the decline in share prices due to the COVID-19 crisis. As such we view our current 27.8% ratio to be more reflective of equity market volatility than of leverage on underlying real estate values. While these NAVs will almost certainly be negatively impacted in the near-term, it is too early to measure the magnitude of this impact. Our long-term leverage targets remain unchanged at 25% to 35% Net Debt/Total Enterprise Value and between 6x and 7x Net Debt/Adjusted EBITDA, with peak levels in the mid-8x’s during periods of more active capital deployment.

State of the Markets

The latest cumulative estimate of regional unemployment claims exceeds 300,000 since the state of emergency was declared in mid-March. Nationally, the same Department of Labor data now reports unemployment claims of over 26 million – a level not seen since the Great Depression. To date, most of the job losses nationally and regionally have come from the retail and hospitality sectors, which together, make up approximately 18% of regional employment.  It remains unclear how many other sectors will begin to see job losses as a result of the crisis, but we believe that retailers and hotels will not be the only impacted sectors, as a collapse in travel and consumer spending ripples through other industries.  In prior recessions, the Washington, DC metro region was largely insulated relative to other gateway markets, shrinking only 1% on average versus an average reduction of 3% in other gateway markets. However, it is unclear the degree to which the current economic fallout will impact our market.

On the office front, first quarter estimates from Avison Young show leasing volume down 40%, representing the slowest first quarter since 2000, with tour volume down 87%. Unsurprisingly, JLL reports that new transactions have been put almost entirely on hold unless driven by lease expirations or deals which were already in negotiation. First quarter vacancy for the DC metro region was not impacted with no change from the fourth quarter of 2019, according to JLL. We

7

should start to see the impact more clearly in the second quarter and beyond. While the long-term economic outlook remains uncertain, the Washington, DC office market has historically been relatively insulated during downturns, with an average rent decline of 8% in the past two recessions versus 34% in other gateway markets, according to JLL data.  Rent recovery to pre-recession levels in DC in the last two recessions was also three times faster than rent recovery in other gateway markets, also according to JLL.

Turning to multifamily, with tour volume down, renewals are likely to be prevalent – benefitting existing buildings even as new supply comes online, much of which will face significant near-term headwinds due to a slowdown in leasing velocity. Based on CBRE data, the DC metro region saw the lowest rent declines during the last downturn compared to other gateway markets, dropping just 2.3% from peak to trough over five quarters, and it took the DC region just two quarters to recover. The same data set shows an 11.4% decline in New York City over six quarters with six quarters of recovery. San Francisco experienced a 10.6% decline from peak to trough with six quarters needed for recovery. In nearly all markets, while rents were extremely variable, vacancy increased just 180 basis points nationally, suggesting that landlords cut rents rather than losing occupancy in the last downturn.

Class B rent growth, which is largely tied to wage growth in service sector and other low to medium wage jobs, will likely start to demonstrate weakness as this sector faces the greatest economic stress in the near term. That said, all Class B buildings are not created equal, and we believe that distress will be heavily correlated with both the income and occupation of residents. Newly delivered buildings are also likely to face headwinds as they try to lease up in the face of restrictive “stay-at-home” guidance from authorities. As discussed below, we have three assets that were recently delivered into our operating portfolio and are still in lease up – West Half delivered in the fourth quarter of 2019, and 900 W Street and 901 W Street (formerly collectively Atlantic Plumbing C) delivered in the first quarter of 2020. In the near term, we believe that the white collar sectors that drive leasing demand in brand new buildings will remain insulated from an employment perspective and could lead to pent-up demand if restrictions lift quickly and consumers in this demographic move to execute new leases before another potential lockdown.  On the supply side, annual starts have been slowing since 2017 with approximately 6,000 units starting construction in 2019 compared to more than 8,000 in 2018, according to CoStar data and JBG SMITH estimates. By comparison, year-to-date construction starts are just over 2,000 units and additional starts for the year may be delayed or canceled.

Across the investment sales market nationally, brokers saw deal flow drop to 50% of standard volumes by mid-March with re-pricings between 5% and 10% on deals in progress. Most deals that were firm or had committed financing are closing, but brokers have indicated that deal flow has nearly evaporated, at least temporarily. Similarly, lenders continue to close on committed deals, but CMBS and highly leveraged debt funds appear less likely to perform, according to broker commentary. The biggest open question in the investment sales market is whether prospective buyers will face liquidity constraints that hamper their ability to do deals even in what could be an opportunistic buying environment.

Avison Young’s early first quarter estimates put office sales activity in DC down year-over-year, with volume 38% lower in the first quarter of 2020 versus the first quarter of 2019, based solely on the slowdown in the latter half of March. On the multifamily front, CoStar reports first quarter 2020 sales volume of nearly $780 million. This was down from the approximately $1.5 billion of volume in the first quarter of 2019, which was an outlier driven by large portfolio transactions. The first quarters of 2017 and 2018 were approximately $820 million and $860 million respectively, putting 2020 volumes down only slightly from normal first quarter volumes. We expect sales activity from the second quarter and beyond to decline dramatically reflecting the environment brokers describe, apart from deals that are in progress, which may see pricing adjustments if they move forward. However, distressed selling has yet to appear given the relative lack of lender distress and the continued availability of debt and equity capital. That said, we expect to see this trend manifest in second and third quarter transaction volumes.

8

Financial and Operating Metrics

For the three months ended March 31, 2020, we reported net income attributable to common shareholders of $42.9 million and Core FFO attributable to common shareholders of $52.1 million or $0.39 per share. Same store NOI increased 5.2%, and our operating portfolio ended the quarter at 89.8% leased and 87.5% occupied. For second generation leases, the rental rate mark-to-market was negative 0.7%.

Operating Portfolio

Given that COVID-19 did not significantly impact our operating portfolio until later in the first quarter, our assets performed in line with our expectations during this time period. Our same store NOI increased 5.2% across our operating portfolio during the first quarter.

For the three months ended March 31, 2020, our 11.1 million square foot operating commercial portfolio generated $250 million of annualized NOI and was 91.0% leased and 88.7% occupied. We completed 26 office lease transactions in our operating commercial portfolio totaling over 299,000 square feet, including 74,000 square feet of new leases and 225,000 square feet of renewals. For second-generation leases, the rental rate mark-to-market was negative 0.7%. This quarter, we added two new development assets to the recently delivered commercial operating portfolio –1900 N Street and 4747 Bethesda Avenue. These two assets were 83.4% leased in aggregate as of the end of the first quarter.

Our operating multifamily portfolio, comprising approximately 5,583 units, generated $85 million of annualized NOI. Multifamily assets comprise 30.1% of our portfolio (based on square footage at share). As mentioned earlier, we have three assets that were recently delivered into the operating portfolio and are still in lease up – West Half was delivered in the fourth quarter of 2019 and 900 W Street and 901 W Street (formerly collectively Atlantic Plumbing C) were delivered in the first quarter of 2020. Our operating multifamily portfolio was 87.0% leased and 84.5% occupied at the end of the first quarter. Excluding our recently delivered assets, our operating multifamily portfolio was 93.4% occupied at the end of the first quarter.

Capital Allocation

Acquisitions

As we discussed earlier, we believe this downturn will present potentially attractive investment opportunities, and we intend to maintain discipline. We expect to complete the sale of the Pen Place land to Amazon in 2021, and we intend to complete a like-kind exchange acquisition for the proceeds from that sale.

In March, we announced that our Board of Trustees authorized a share repurchase plan for up to $500 million of outstanding common shares. As of March 31, 2020, we had repurchased 1.4 million shares at an average price of $29.01, totaling $41.2 million. We evaluate share repurchases relative to other investment opportunities available to us, with additional consideration for the impact on our liquidity. Prudent capital allocation demands that we target the investment opportunities with the highest return which, at times, may be share buybacks. We have limited our share repurchase activity to a relatively low level until we have better visibility on the long-term impact of the COVID-19 crisis both on our operating business and on future investment opportunities.

Dispositions

In January, we completed the sale of the Metropolitan Park land to Amazon for approximately $155 million, $11 million above the estimated contract value due to the additional development density that was ultimately approved. As discussed earlier, given the impact of COVID-19 on the investment sales market, we believe our target of an additional $200 million of sales for 2020 will likely be more difficult to achieve. Where we can continue to transact at or above NAV or at pricing that is accretive relative to other uses of capital, we intend to do so.

9

Development Portfolio

As of March 31, 2020, our development portfolio consisted of four assets totaling 883,000 square feet currently under construction and a Future Development Pipeline totaling 16.7 million square feet. Excluding the land at Pen Place held for sale to Amazon, our pipeline was 14.7 million square feet. Of the 883,000 square feet in our Under Construction portfolio, 503,000 square feet is multifamily and 380,000 square feet is commercial, the latter of which is 91.3% pre-leased.

Under Construction

Throughout our operating portfolio, we combine the amenity retail at the base of our office and multifamily buildings with the related asset. Accordingly, beginning next quarter, we will combine Central District Retail with 1770 Crystal Drive and 1550 Crystal Drive. During the first quarter we completed the core and shell of Central District Retail, ahead of schedule and under budget, and we are preparing to turn over spaces to tenants for their build-outs.  While the asset is relatively small in square footage terms, it is important to our overall placemaking and repositioning strategy for National Landing.  Central District Retail is 75.2% pre-leased to five tenants.

At the end of the first quarter, our three remaining assets under construction all had guaranteed maximum price construction contracts in place.  These three assets have weighted average estimated completion and stabilization dates of the first quarter of 2021 and the fourth quarter of 2021, respectively, with a projected NOI yield based on Estimated Total Project Cost of 6.3%.  When stabilized, we expect these three assets to deliver $22.9 million of annualized NOI.

Near-Term Development

We did not have any assets in the Near-Term Development pipeline at the end of the first quarter. As a reminder, we only place assets into our Near-Term Development pipeline when they have completed the entitlement process and when we intend to commence construction within 12 to 18 months, subject to market conditions.

We were fortunate to have obtained final entitlements for 1900 Crystal Drive in March. These entitlements secured development rights for approximately 820,000 square feet of multifamily and retail development, representing an increase of over 8% (approximately 65,000 square feet) in the square footage previously carried in our Future Development Pipeline. As noted earlier, while we are committed to building this asset as part of our National Landing repositioning, we intend to time our construction commencement to capture the benefit of an expected decline in construction costs. Earlier this year, we started demolition and enabling work at 1900 Crystal Drive to ensure that we are ready for construction start when market conditions and construction pricing warrant.

We are continuing the entitlement and design of the approximately 2,100 units in the next tranche of multifamily development opportunities in National Landing, including 2000 and 2001 South Bell Street, 223 23rd Street, and 2525 Crystal Drive, all of which are within a ½ mile of Amazon’s new headquarters. These opportunities will be subject to the same capital allocation discipline governing all new investment. Approval processes are expected to continue in Arlington County during the pandemic, and we expect these developments will receive final entitlements sometime in 2021.

Future Development Pipeline

As of March 31, 2020, our Future Development Pipeline comprises 16.7 million square feet, with an Estimated Total Investment per square foot of approximately $46.14. Excluding the land at Pen Place that is under firm contract to Amazon, our Future Development Pipeline was 14.7 million square feet. At the end of the first quarter, 54.1% of this pipeline was in National Landing, 20.7% was in DC, 15.5% was in Reston, and the remaining 9.7% was in other Virginia and Maryland submarkets. Our DC holdings are concentrated in the fast-growing emerging submarkets of Union Market and the Ballpark, and our Reston holdings include what we believe is one of the most attractive development sites on the Metro, adjacent to Reston Town Center.

10

Over the course of 2020, we expect to continue to advance the entitlement and design of approximately 10.2 million square feet, which represents approximately 70% of our Future Development Pipeline. This includes 6.5 million square feet in National Landing, representing approximately 93% of our Estimated Potential Development Density in the submarket. We continue to seek opportunities to monetize our Future Development Pipeline, either through internal development, land sales, ground lease structures, and in cases where continued control is important, recapitalizations with third-party capital. This is most applicable to opportunities where we can achieve mark-ups on our land, thereby preserving our own capital capacity for other, higher-return opportunities.

Third-Party Asset Management and Real Estate Services Business

Revenue from our third-party asset management and real estate services business was $15.2 million in the first quarter, primarily driven by $5.5 million in property management fees, $2.8 million in development fees, and $2.6 million in asset management fees. The portion of total revenues associated with the JBG Legacy Funds was $5.4 million (approximately 35.4% of total third-party revenue). The JBG Legacy Funds continued to focus on disposing of assets in accordance with their underlying business plans. We expect the fees from retaining management and leasing of sold assets, the Amazon-related fees that we expect to continue to receive, fee income associated with the Washington Housing Initiative, and other third-party fee income streams to offset the wind down of the JBG Legacy Fund business over time.

Environmental, Social, and Governance

In April we released our environmental, social, and governance (ESG) report, which highlights accomplishments, key performance metrics, and our ESG management strategy. We believe that strong environmental sustainability, social responsibility, and corporate governance practices are essential to maximizing long-term NAV per share. We achieved overall reductions in both energy usage and carbon emissions across our portfolio in 2019. In addition, we continue to take advantage of opportunities to make our operating assets more efficient users of energy and water, and we carefully examine the impacts of our development strategy. That said, we recognize that new development can foster challenging growth dynamics, with social equity at the forefront. We strive to work alongside community members, leaders, local governments and the federal government to appropriately respond to these challenges. By aligning our business and governance practices with the principles of sustainable growth, responsible project development, and high-performance operations, we demonstrate our commitment to the long-term sustainability of our portfolio and our region. We urge you to access our annual sustainability report by visiting our website at https://www.jbgsmith.com/about/sustainability

Earlier this year we amended our Bylaws to provide for majority voting in uncontested elections of Trustees. This conforms to the “majority rule” standard underpinning many of our other governance provisions. We are pleased to report that our Annual Meeting of Shareholders resulted in the election of all Trustee nominees, including one new Trustee, Alisa Mall, Managing Director, Investments, at the Carnegie Corporation of New York. In her role at Carnegie, she is primarily responsible for the management of the Corporation’s real estate and natural resources portfolios. In addition, she oversees the Corporation’s diversity and inclusion efforts. Furthermore, Alisa’s addition to our Board moves us closer to our previously stated goal of diversity and gender balance by increasing the representation of women among the group to three members, putting JBG SMITH among the top quartile of all public REITs. While we still have work to do in this area, we are pleased to continue making progress.

Finally, good governance is as much about aligned incentives and shared outcomes as anything else. Our management team and Board of Trustees are particularly well aligned with our fellow shareholders, as this group owns or represents approximately 8% of the equity of JBG SMITH. Our 2019 executive team’s compensation was approximately 65% equity based, and our performance equity only pays out when our shareholders make money. At times like these, shareholder alignment matters more than ever.

* * *

11

We are in the midst of a terrible crisis with an unknown time horizon. Unfortunately, this crisis is so pervasive that it impacts all of us, and none of us will emerge unscathed. We can only hope that the effects will be minimized by good decisions and decisive action across our communities. Our customers have never needed us more than they do now, and our team has responded with tremendous grit and resilience. We believe our disciplined approach to capital allocation leading up to this crisis has positioned us to weather this storm over the near term, and to capitalize on investment opportunities that will make us even stronger over the long term. Our nation’s capital has consistently proven to be more resilient than the rest of the country in times of historic distress, and we believe that this time is no different. Our heavy concentration in Amazon’s path of growth at a time like this is even more valuable. Finally, our robust liquidity position gives us the capacity both to withstand near-term headwinds and to make the most of investment opportunities that are likely to arise during this downturn.

We wish you and your loved ones health and strength during these challenging times, and we appreciate your continued support of our team and our business. Now, more than ever, we will continue to work hard to maintain your trust and confidence.

Thank you and stay healthy,

W. Matthew Kelly

Chief Executive Officer

12

Q1 2020 EARNINGS RELEASE

SECTION TWO

Illustrative New Metro Entrance
on Crystal Drive
ELISA'S

Section Two – Earnings Release

FOR IMMEDIATE RELEASE

Earnings Release

CONTACT

Jaime Marcus

SVP, Investor Relations and Corporate Communications

(240) 333-3643

jmarcus@jbgsmith.com

JBG SMITH ANNOUNCES FIRST QUARTER 2020 RESULTS

Bethesda, MD (May 5, 2020) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-growth, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2020 and reported its financial results.

Additional information regarding our results of operations, properties and tenants can be found in our First Quarter 2020 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. Additional information about the current and potential future impact of COVID-19 and the ensuing economic turmoil on us, as well as our response to it, can be found in our Management Letter in our First Quarter 2020 Investor Package. We encourage investors to consider the information presented here with the information in that document.

First Quarter 2020 Financial Results

●	Net income attributable to common shareholders was $42.9 million, or $0.32 per diluted share.
●	Funds From Operations (“FFO”) attributable to common shareholders was $36.7 million, or $0.27 per diluted share.
●	Core Funds From Operations (“Core FFO”) attributable to common shareholders was $52.1 million, or $0.39 per diluted share.

Operating Portfolio Highlights

●	Annualized Net Operating Income (“NOI”) for the three months ended March 31, 2020 was $334.6 million, compared to $328.2 million for the three months ended December 31, 2019, at our share.
●	The operating commercial portfolio was 91.0% leased and 88.7% occupied as of March 31, 2020, compared to 91.4% and 88.2% as of December 31, 2019, at our share.
●	The operating multifamily portfolio was 87.0% leased and 84.5% occupied as of March 31, 2020, compared to 89.5% and 87.2% as of December 31, 2019, at our share. The decreases are due in part to the movement of 901 W Street and 900 W Street (formerly collectively referred to as Atlantic Plumbing C and renamed during the quarter) into our recently delivered operating assets during the quarter. The in-service operating multifamily

1

portfolio was 95.2% leased and 93.4% occupied as of March 31, 2020, and 95.1% leased and 93.3% occupied as of December 31, 2019.
●	Executed approximately 299,000 square feet of office leases at our share in the first quarter, comprising approximately 48,000 square feet of new leases and approximately 251,000 square feet of second generation leases, which generated a 4.1% rental rate increase on a GAAP basis and a 0.7% rental rate decrease on a cash basis.
●	Same Store Net Operating Income (“SSNOI”) at our share increased 5.2% to $78.5 million for the three months ended March 31, 2020, compared to $74.6 million for the three months ended March 31, 2019. The increase in SSNOI for the three months ended March 31, 2020 is largely attributable to the burn off of rent abatements from early blend-and-extend leases and increased occupancy. The reported same store pools as of March 31, 2020 include only the assets that were in-service for the entirety of both periods being compared.

Development Portfolio Highlights

Under Construction

●	As of March 31, 2020, there were four assets under construction (two commercial assets and two multifamily assets), consisting of approximately 380,000 square feet and 577 units, both at our share.
●	During the quarter ended March 31, 2020, we completed Central District Retail ahead of schedule and below budget.

Near-Term Development

●	As of March 31, 2020, there were no assets in near-term development.

Future Development Pipeline

●	As of March 31, 2020, there were 37 future development assets consisting of 16.7 million square feet of estimated potential density at our share, including the 2.1 million square feet held for sale to Amazon.com ("Amazon").

Third-Party Asset Management and Real Estate Services Business

For the three months ended March 31, 2020, revenue from third-party real estate services, including reimbursements, was $29.7 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $15.2 million, primarily driven by $5.5 million of property management fees, $2.8 million of development fees, $2.6 million of asset management fees, $1.7 million of leasing fees and $1.5 million of other service revenue.

Balance Sheet

●	We had $1.8 billion of debt ($2.1 billion including our share of debt of unconsolidated real estate ventures) as of March 31, 2020. Of the $2.1 billion of debt at our share, approximately 72% was fixed-rate and rate caps were in place for approximately 56% of our floating rate debt.
●	The weighted average interest rate of our debt at share was 3.66% as of March 31, 2020.

2

●	As of March 31, 2020, our total enterprise value was approximately $6.5 billion, comprising 147.9 million common shares and units valued at $4.7 billion and debt (net of premium / (discount) and deferred financing costs) at our share of $2.1 billion, less cash and cash equivalents at our share of $307.0 million.
●	As of March 31, 2020, we had $295.4 million of cash and cash equivalents ($307.0 million of cash and cash equivalents at our share), and $898.5 million of capacity under our credit facility. We have approximately $715.0 million of estimated multifamily borrowing capacity from our Operating and Under Construction multifamily assets, of which approximately $440.0 million relates to our stabilized Operating multifamily assets.
●	Net Debt to Annualized Adjusted EBITDA at our share for the three months ended March 31, 2020 was 6.2x and our Net Debt / Total Enterprise Value was 27.8% as of March 31, 2020.

Investing and Financing Activities

●	Sold Metropolitan Park to Amazon for $155.0 million, which represented an $11.0 million increase over the previously estimated contract value resulting from an increase in the approved development density on the sites.
●	Amended our credit facility to extend the maturity date of the revolving credit facility to January 2025.
●	Entered into a mortgage loan with a principal balance of $175.0 million collateralized by 4747 Bethesda Avenue.
●	Repurchased and retired 1.4 million of our common shares for $41.2 million, an average purchase price of $29.01 per share.

Subsequent to March 31, 2020:

●	Drew an additional $300.0 million under our revolving credit facility.
●	Drew the remaining $100.0 million under our Tranche A-1 Term Loan.
●	Our real estate venture, which owns 1900 N Street, entered into a mortgage loan with a maximum principal balance of $160.0 million collateralized by the asset. The venture initially received proceeds from the mortgage loan of $134.5 million ($74.0 million at our share), with the additional $25.5 million available in the future.
●	Refinanced the mortgage loan collateralized by RTC-West, increasing the principal balance to $117.3 million from $97.1 million.

Dividends

On April 30, 2020, our Board of Trustees declared a quarterly dividend of $0.225 per common share, which will be paid on May 27, 2020 to shareholders of record as of May 13, 2020.

Withdrawal of Estimated Guidance

In light of the uncertainty surrounding the COVID-19 pandemic and its long-term impact on our business, we are withdrawing the guidance contained in the estimated NOI bridge, which can be found most recently in our Investor Presentation from November 2019, and the potential estimated NAV impact from Amazon in National Landing, which can be found most recently in our Spring 2019 Investor Day presentation.

3

About JBG SMITH

JBG SMITH is an S&P 400 company that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties in and around Washington, DC. Through an intense focus on placemaking, JBG SMITH cultivates vibrant, amenity-rich, walkable neighborhoods throughout the Capital region, including National Landing where it now serves as the exclusive developer for Amazon’s new headquarters. JBG SMITH’s portfolio currently comprises 20.8 million square feet of high-growth office, multifamily and retail assets, 98% at our share of which are Metro-served. It also maintains a robust future development pipeline encompassing 16.7 million square feet of mixed-use development opportunities. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH”, the “Company”, "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, "hypothetical", "potential", “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows, performance, tenants, the real estate market and the global economy and financial markets. The extent to which the COVID-19 pandemic impacts us and our tenants depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value and stock price; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; our annual dividend per share and dividend yield; annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon’s additional headquarters; the economic impact of Amazon’s additional headquarters on the DC region and National Landing; the impact of our role as developer, property manager and retail leasing agent in connection with Amazon’s new headquarters; our development plans related to Amazon’s additional headquarters; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; whether we can access agency debt secured by our currently-unencumbered multifamily

4

assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures will have any negative impact on our properties or our ability to generate revenue; and the allocation of capital to our share repurchase plan and any impact on our stock price.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Cautionary Statement Concerning Forward-Looking Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet

5

their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA

Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of real estate and impairment losses of real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, gain on the bargain purchase of a business, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

6

Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution (“FAD")

FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

Net Operating Income ("NOI") and Annualized NOI

“NOI” is a non-GAAP financial measure management uses to assess a segment’s performance. The most directly comparable GAAP measure is net income attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful

7

starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe that to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2020 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of March 31, 2020. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

Same Store and Non-Same Store

“Same store” refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

“Non-same store” refers to all operating assets excluded from the same store pool.

Definitions

GAAP

"GAAP" refers to accounting principles generally accepted in the United States of America.

In-Service

‘‘In-service’’ refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2020.

Formation Transaction

"Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado Realty Trust’s Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies.

8

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	March 31, 2020	December 31, 2019

ASSETS
Real estate, at cost:
Land and improvements	$1,281,375	$1,240,455
Buildings and improvements	3,985,055	3,880,973
Construction in progress, including land	585,103	654,091
	5,851,533	5,775,519
Less accumulated depreciation	(1,155,114)	(1,119,571)
Real estate, net	4,696,419	4,655,948
Cash and cash equivalents	295,442	126,413
Restricted cash	18,577	16,103
Tenant and other receivables, net	56,036	52,941
Deferred rent receivable, net	174,728	169,721
Investments in unconsolidated real estate ventures	542,983	543,026
Other assets, net	281,752	253,687
Assets held for sale	73,876	168,412
TOTAL ASSETS	$6,139,813	$5,986,251

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,294,806	$1,125,777
Revolving credit facility	200,000	200,000
Unsecured term loans, net	297,466	297,295
Accounts payable and accrued expenses	124,811	157,702
Other liabilities, net	228,323	206,042
Liabilities related to assets held for sale	213	—
Total liabilities	2,145,619	1,986,816
Commitments and contingencies
Redeemable noncontrolling interests	503,040	612,758
Total equity	3,491,154	3,386,677
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,139,813	$5,986,251

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

9

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2020	2019
REVENUE
Property rentals	$120,380	$119,413
Third-party real estate services, including reimbursements	29,716	27,691
Other revenue	8,011	8,095
Total revenue	158,107	155,199
EXPENSES
Depreciation and amortization	48,489	48,719
Property operating	34,503	32,174
Real estate taxes	18,199	17,235
General and administrative:
Corporate and other	13,176	12,314
Third-party real estate services	28,814	28,066
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,131
Transaction and other costs	5,309	4,895
Total expenses	157,931	154,534
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(2,692)	3,601
Interest and other income, net	907	951
Interest expense	(12,005)	(17,174)
Gain on sale of real estate	59,477	39,033
Loss on extinguishment of debt	(33)	—
Total other income (expense)	45,654	26,411
INCOME BEFORE INCOME TAX BENEFIT	45,830	27,076
Income tax benefit	2,345	1,172
NET INCOME	48,175	28,248
Net income attributable to redeemable noncontrolling interests	(5,250)	(3,387)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$42,925	$24,861
EARNINGS PER COMMON SHARE:
Basic	$0.32	$0.20
Diluted	$0.32	$0.20
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :
Basic	134,542	122,573
Diluted	135,429	123,423

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

10

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2020		2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income	$48,175		$28,248
Depreciation and amortization expense	48,489		48,719
Interest expense (1)	12,005		17,174
Income tax benefit	(2,345)		(1,172)
Unconsolidated real estate ventures allocated share of above adjustments	10,837		7,806
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	3		(1)
EBITDA	$117,164		$100,774
Gain on sale of real estate	(59,477)		(39,033)

EBITDAre	$57,687		$61,741
Transaction and other costs (2)	5,309		4,895
Loss on extinguishment of debt, net of noncontrolling interests	33		—
Share-based compensation related to Formation Transaction and special equity awards	9,441		11,131
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	374		(6,441)
Unconsolidated real estate ventures allocated share of above adjustments	718		—

Adjusted EBITDA	$73,562		$71,326

Net Debt to Annualized Adjusted EBITDA (4)	6.2	x	7.1	x

	March 31, 2020		March 31, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5)	$1,784,353		$2,128,803
Unconsolidated indebtedness (5)	339,227		303,397
Total consolidated and unconsolidated indebtedness	2,123,580		2,432,200
Less: cash and cash equivalents	306,988		405,646
Net Debt (at JBG SMITH Share)	$1,816,592		$2,026,554

Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that will acquire and own affordable workforce housing in the Washington DC metropolitan region.
(3)	As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.
(4)	Adjusted EBITDA for the three months ended March 31, 2020 and 2019 is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

11

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2020	2019

FFO and Core FFO
Net income attributable to common shareholders	$42,925	$24,861
Net income attributable to redeemable noncontrolling interests	5,250	3,387
Net income	48,175	28,248
Gain on sale of real estate	(59,477)	(39,033)
Real estate depreciation and amortization	45,662	46,035
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,882	4,653
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	3	(1)
FFO Attributable to Operating Partnership Common Units	$41,245	$39,902
FFO attributable to redeemable noncontrolling interests	(4,497)	(4,783)
FFO attributable to common shareholders	$36,748	$35,119

FFO attributable to the operating partnership common units	$41,245	$39,902
Transaction and other costs, net of tax (1)	5,166	4,626
Gain from mark-to-market on derivative instruments	(47)	(476)
Loss on extinguishment of debt	33	—
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (2)	374	(6,441)
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,131
Amortization of management contracts intangible, net of tax	1,143	1,287
Unconsolidated real estate ventures allocated share of above adjustments	1,176	227
Core FFO Attributable to Operating Partnership Common Units	$58,531	$50,256
Core FFO attributable to redeemable noncontrolling interests	(6,382)	(6,024)
Core FFO attributable to common shareholders	$52,149	$44,232
FFO per diluted common share	$0.27	$0.28
Core FFO per diluted common share	$0.39	$0.36
Weighted average diluted shares	135,429	123,423

See footnotes on page 13.

12

FFO, CORE FFO AND FAD (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2020	2019

FAD
Core FFO attributable to the operating partnership common units	$58,531	$50,256
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(9,805)	(22,297)
Straight-line and other rent adjustments (3)	(5,237)	(6,808)
Third-party lease liability assumption payments	(1,460)	(1,136)
Share-based compensation expense	7,730	5,330
Amortization of debt issuance costs	622	970
Unconsolidated real estate ventures allocated share of above adjustments	194	(87)
Non-real estate depreciation and amortization	1,254	912
FAD available to the Operating Partnership Common Units (A)	$51,829	$27,140
Distributions to common shareholders and unitholders (4) (B)	$34,011	$31,284
FAD Payout Ratio (B÷A) (5)	65.6%	115.3%

Capital Expenditures
Maintenance and recurring capital expenditures	$2,558	$5,495
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	149	88
Second generation tenant improvements and leasing commissions	6,943	16,155
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	155	559
Recurring capital expenditures and second generation tenant improvements and leasing commissions	9,805	22,297
First generation tenant improvements and leasing commissions	11,847	6,197
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	770	233
Non-recurring capital expenditures	6,187	6,722
Share of non-recurring capital expenditures from unconsolidated joint ventures	102	—
Non-recurring capital expenditures	18,906	13,152
Total JBG SMITH Share of Capital Expenditures	$28,711	$35,449

(1)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that will acquire and own affordable workforce housing in the Washington DC metropolitan region.
(2)	As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The distribution for the three months ended March 31, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(5)	The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

13

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2020	2019

Net income attributable to common shareholders	$42,925	$24,861
Add:
Depreciation and amortization expense	48,489	48,719
General and administrative expense:
Corporate and other	13,176	12,314
Third-party real estate services	28,814	28,066
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,131
Transaction and other costs	5,309	4,895
Interest expense	12,005	17,174
Loss on extinguishment of debt	33	—
Income tax benefit	(2,345)	(1,172)
Net income attributable to redeemable noncontrolling interests	5,250	3,387
Less:
Third-party real estate services, including reimbursements	29,716	27,691
Other revenue (1)	1,630	1,640
Income (loss) from unconsolidated real estate ventures, net	(2,692)	3,601
Interest and other income, net	907	951
Gain on sale of real estate	59,477	39,033

Consolidated NOI	74,059	76,459
NOI attributable to unconsolidated real estate ventures at our share	8,588	5,155
Non-cash rent adjustments (2)	(3,545)	(6,808)
Other adjustments (3)	2,834	3,325
Total adjustments	7,877	1,672
NOI	$81,936	$78,131
Less: out-of-service NOI loss (4)	(1,427)	(1,195)
Operating Portfolio NOI	$83,363	$79,326
Non-same store NOI (5)	4,851	4,725
Same store NOI (6)	$78,512	$74,601

Change in same store NOI	5.2%
Number of properties in same store pool	54

(1)	Excludes parking revenue of $6.4 million and $6.5 million for the three months ended March 31, 2020 and 2019.
(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(4)	Includes the results of our Under Construction assets and Future Development Pipeline.
(5)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(6)	Includes the results of the properties that are owned, operated and in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

14

Q1 2020 SUPPLEMENTAL INFORMATION

SECTION THREE

Illustrative Lobby Renovation at 1550 Crystal Drive

Section Three – Supplemental

901 W Street Model Unit

JBG SMITH

SUPPLEMENTAL INFORMATION | Q1 2020

Supplemental Information Cover

TABLE OF CONTENTS	MARCH 31, 2020

DISCLOSURES	MARCH 31, 2020

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH”, the “Company”, "we", "us", "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, "hypothetical", "potential", “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows, performance, tenants, the real estate market and the global economy and financial markets. The extent to which the COVID-19 pandemic impacts us and our tenants depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others.  Moreover, investors are cautioned to interpret many of the risks identified under the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic. We also note the following forward-looking statements: the impact of COVID-19 and the ensuing economic turmoil on our Company, net operating income, same store net operating income, net asset value and stock price; the impact of disruptions to the credit and capital markets on our ability to access capital, including refinancing maturing debt; potential net operating income growth and the assumptions on which such growth is premised, our estimated future leverage (Net Debt/Adjusted EBITDA and Net Debt/Total Enterprise Value) profile, the potential effect of Amazon.com, Inc. ("Amazon") on job and growth in the Washington, DC metropolitan area and National Landing; changes to the amount and manner in which tenants use space; whether we incur additional costs or make additional concessions or offer other incentives to existing or prospective tenants to reconfigure space; whether the Washington, D.C. region will be more resilient than to other parts of the country in any recession resulting from COVID-19; our anticipated dispositions and the ability to identify associated like-kind exchanges; our annual dividend per share and dividend yield; annualized net operating income; adjusted annualized net operating income; expected key Amazon transaction terms and timeframes for closing any Amazon transactions not yet closed; planned infrastructure and education improvements related to Amazon’s additional headquarters; the economic impact of Amazon’s additional headquarters on the DC region and National Landing; the impact of our role as developer, property manager and retail leasing agent in connection with Amazon’s new headquarters; our development plans related to Amazon’s additional headquarters; the impact on our net asset value of the Amazon transactions; in the case of any further Amazon lease transactions and our new development opportunities in National Landing, the total square feet to be leased to Amazon and the expected net effective rent; whether any of our tenants succeed in obtaining government assistance under the CARES Act and other programs and use any resulting proceeds to make lease payments owed to us; whether we can access agency debt secured by our currently-unencumbered multifamily assets timely, on reasonable terms or at all; whether the delay in our planned 2020 discretionary operating asset capital expenditures will have any negative impact on our properties or our ability to generate revenue; the allocation of capital to our share repurchase plan and any impact on our stock price; the length of time development assets that have recently been moved to operating assets (1900 N Street, 4747 Bethesda, West Half, 901 W Street and 900 W Street) will take to stabilize; in the case of our construction and near-term development assets, estimated square feet, estimated number of units, estimated construction start, occupancy stabilization dates, estimated incremental investment, projected NOI yield, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected NOI yield, weighted average projected NOI yield, NOI yield or estimated total project cost, estimated total NOI weighted average completion date, weighted average stabilization date and estimated incremental investment, intended type of asset use and potential tenants, and estimated stabilized NOI; whether our Under Construction assets will deliver the annualized NOI that we anticipate;  the timing of any correction to construction costs and our plans to commence construction at 1900 Crystal Drive and any other such projects; and in the case of our future development opportunities, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost, estimated total investment, estimated potential development density and the potential for delays in the entitlement process, including the approximately 10.1 million square feet of entitlement that we expect to complete in 2020.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, including in relation to COVID-19, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Cautionary Statement Concerning Forward-Looking Statements in the Company’s Annual Report on Form 10 K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

DISCLOSURES	MARCH 31, 2020

Withdrawal of Estimated Guidance

In light of the uncertainty surrounding the COVID-19 pandemic and its long-term impact on our business, we are withdrawing the guidance contained in the estimated NOI bridge, which can be found most recently in our Investor Presentation from November 2019, and the potential estimated NAV impact from Amazon in National Landing, which can be found most recently in our Spring 2019 Investor Day presentation.

Organization and Basis of Presentation

JBG SMITH Properties ("JBG SMITH") was organized as a Maryland real estate investment trust ("REIT") for the purpose of receiving, via the spin-off on July 17, 2017 (the "Separation"), substantially all of the assets and liabilities of Vornado Realty Trust’s Washington, D.C. segment. On July 18, 2017, JBG SMITH acquired the management business and certain assets and liabilities of The JBG Companies ("JBG") (the "Combination"). The Separation and the Combination are collectively referred to as the "Formation Transaction."

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America (“GAAP”) and is unaudited information, unless otherwise indicated.

Pro Rata Information

We present certain financial information and metrics in this Investor Package “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP.

Definitions

See pages 50-54 for definitions of terms used in this Investor Package.

Information herein with respect to the proposed transaction with Amazon is based on executed leases and purchase and sale agreements between us and Amazon. Closing under these agreements is subject to customary closing conditions.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

DISCLOSURES	MARCH 31, 2020

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Asset Management and Real Estate Services Business
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Adjusted Annualized NOI
●	Estimated Stabilized NOI
●	Projected NOI Yield
●	Same Store NOI
●	Adjusted Consolidated and Unconsolidated Indebtedness
●	Net Debt
●	Pro Rata Adjusted General and Administrative Expenses

COMPANY PROFILE	MARCH 31, 2020 (Unaudited)

Company Profile

Company Overview

JBG SMITH is real estate investment trust that owns, operates, invests in and develops a dynamic portfolio of high-growth mixed-use properties concentrated in leading urban infill submarkets in and around Washington, DC. We own and operate a portfolio of high-growth commercial and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within the Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and key urban amenities, including being within walking distance of a Metro station. Our revenues are derived primarily from leases with commercial and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance. In addition to our portfolio, we have a third-party asset management and real estate services business that provides fee-based real estate services to third parties, our real estate ventures and the legacy funds formerly organized by JBG ("JBG Legacy Funds").

Q1 2020 Financial Results

◾	Net income attributable to common shareholders was $42.9 million, or $0.32 per diluted share.
◾	FFO attributable to common shareholders was $36.7 million, or $0.27 per diluted share.
◾	Core FFO attributable to common shareholders was $52.1 million, or $0.39 per diluted share.

Q1 2020 to Q4 2019 Comparison

Below are the key highlights regarding quarter over quarter changes in the JBG SMITH portfolio.

Operating Assets

◾	Annualized NOI for the operating portfolio for the three months ended March 31, 2020 was $334.6 million, compared to $328.2 million for the three months ended December 31, 2019, at our share.
◾	The operating commercial portfolio was 91.0% leased and 88.7% occupied as of March 31, 2020, compared to 91.4% and 88.2% as of December 31, 2019, at our share.
◾	The operating multifamily portfolio was 87.0% leased and 84.5% occupied as of March 31, 2020, compared to 89.5% and 87.2% as of December 31, 2019, at our share. The decreases are due in part to the movement of 901 W Street and 900 W Street (formerly collectively referred to as Atlantic Plumbing C and renamed during the quarter) into our recently delivered operating assets during the quarter. The in-service operating multifamily portfolio was 95.2% leased and 93.4% occupied as of March 31, 2020, and 95.1% leased and 93.3% occupied as of December 31, 2019.
◾	Same store NOI at our share increased 5.2% to $78.5 million for the three months ended March 31, 2020, compared to $74.6 million for the three months ended March 31, 2019. The increase in same store NOI for the three months ended March 31, 2020 is largely attributable to the burn off of rent abatements from early blend-and-extend leases and increased occupancy. The reported same store pools as of March 31, 2020 include only the assets that were in-service for the entirety of both periods being compared. See page 53 for the definition of same store.

Under Construction

◾	As of March 31, 2020, there were four assets under construction (two commercial assets and two multifamily assets), consisting of approximately 380,000 square feet and 577 units, both at our share.
◾	During the quarter ended March 31, 2020, we completed Central District Retail ahead of schedule and below budget.

Near-Term Development

◾	As of March 31, 2020, there were no assets in near-term development

COMPANY PROFILE	MARCH 31, 2020 (Unaudited)

Company Overview

Future Development

◾	As of March 31, 2020, there were 37 future development assets consisting of 16.7 million square feet of estimated potential density at our share, including the 2.1 million square feet held for sale to Amazon.

Investing and Financing Activities

◾	In January 2020, sold Metropolitan Park to Amazon for $155.0 million, which represents an $11.0 million increase over the previously estimated contract value resulting from an increase in the approved development density on the sites.
◾	Amended our credit facility to extend the maturity date of the revolving credit facility to January 2025.
◾	Entered into a mortgage loan with a principal balance of $175.0 million collateralized by 4747 Bethesda Avenue.
◾	Repurchased and retired 1.4 million of our common shares for $41.2 million, an average purchase price of $29.01 per share.

Subsequent to March 31, 2020:

◾	Drew an additional $300.0 million under our revolving credit facility.
◾	Drew the remaining $100.0 million under our Tranche A-1 Term Loan.
◾	Our real estate venture, which owns 1900 N Street, entered into a mortgage loan with a maximum principal balance of $160.0 million collateralized by the asset. The venture initially received proceeds from the mortgage loan of $134.5 million ($74.0 million at our share), with the additional $25.5 million available in the future.
◾	Refinanced the mortgage loan collateralized by RTC-West, increasing the principal balance to $117.3 million from $97.1 million.

Executive Officers			Company Snapshot as of March 31, 2020

W. Matthew Kelly	Chief Executive Officer and Trustee		Exchange/ticker	NYSE: JBGS
David P. Paul	President and Chief Operating Officer		Insider ownership (1)	approximately 8%
Stephen W. Theriot	Chief Financial Officer		Indicated annual dividend per share	$0.90
Kevin P. Reynolds	Chief Development Officer		Dividend yield	2.8%
Steven A. Museles	Chief Legal Officer
M. Moina Banerjee	Executive Vice President, Head of Capital Markets		Total Enterprise Value (dollars in billions, except share price)
			Common share price	$31.83
			Common shares and common limited partnership units ("OP Units") outstanding (in millions)	147.89
			Total market capitalization	$4.71
			Total consolidated and unconsolidated indebtedness at JBG SMITH share	2.12
			Less: cash and cash equivalents at JBG SMITH share	(0.31)
			Net debt	$1.82
			Total Enterprise Value	$6.52

			Net Debt / Total Enterprise Value	27.8%

		(1)

Represents the percentage of all outstanding common shares of JBG SMITH and OP Units owned or represented by the Company’s trustees and executive officers as of March 31, 2020 assuming that all the vested long-term incentive partnership units ("LTIP Units") owned by trustees and executive officers were redeemed for common shares.

FINANCIAL HIGHLIGHTS	MARCH 31, 2020 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended
	March 31, 2020

Summary Financial Results
Total revenue	$158,107
Net income attributable to common shareholders	$42,925
Per diluted common share	$0.32
Operating portfolio NOI	$83,363
FFO (1)	$41,245
Per operating partnership common unit	$0.27
Core FFO (1)	$58,531
Per operating partnership common unit	$0.39
FAD (1)	$51,829
FAD payout ratio	65.6%
EBITDA (1)	$117,164
EBITDAre (1)	$57,687
Adjusted EBITDA (1)	$73,562
Net debt / total enterprise value	27.8%
Net debt to annualized adjusted EBITDA	6.2	x

	March 31, 2020

Debt Summary and Key Ratios (at JBG SMITH Share)
Total consolidated indebtedness (2)	$1,784,353
Total consolidated and unconsolidated indebtedness (2)	$2,123,580
Weighted average interest rates:
Variable rate debt	2.74%
Fixed rate debt	4.03%
Total debt	3.66%
Cash and cash equivalents	$306,988

(1)	Attributable to operating partnership common units, which include units owned by JBG SMITH.
(2)	Net of premium/discount and deferred financing costs.

FINANCIAL HIGHLIGHTS – TRENDS	MARCH 31, 2020 (Unaudited)

Financial Highlights - Trends

Three Months Ended
dollars in thousands, except per share data, at JBG SMITH share	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Commercial NOI	$62,112	$61,999	$57,840	$59,735	$59,304
Multifamily NOI	21,251	20,601	20,436	20,569	20,357
Operating portfolio NOI	$83,363	$82,600	$78,276	$80,304	$79,661
Total annualized NOI	$334,594	$328,207	$313,224	$322,026	$321,583

Net income (loss) attributable to common shareholders	$42,925	$34,390	$9,360	$(3,040)	$24,861
Per diluted common share	$0.32	$0.25	$0.06	$(0.03)	$0.20
FFO (1)	$41,245	$34,228	$51,321	$44,445	$39,902
Per operating partnership common unit	$0.27	$0.23	$0.34	$0.30	$0.28
Core FFO (1)	$58,531	$59,362	$66,053	$61,437	$50,256
Per operating partnership common unit	$0.39	$0.39	$0.44	$0.41	$0.36
FAD (1) (2)	$51,829	$28,790	$46,232	$37,520	$27,140
FAD payout ratio	65.6%	118.1%	73.6%	90.6%	115.3%
EBITDA (1)	$117,164	$109,962	$77,073	$66,178	$100,774
EBITDAre (1)	$57,687	$52,092	$68,985	$65,843	$61,741
Adjusted EBITDA (1)	$73,562	$77,582	$82,419	$79,997	$71,326
Net debt / total enterprise value (3)	27.8%	22.5%	22.9%	22.2%	26.3%
Net debt to annualized adjusted EBITDA (3)	6.2	x	5.8x	5.3x	5.2x	7.1x

Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

Number of Operating Assets
Commercial	44	44	45	46	45
Multifamily	20	18	16	16	16
Total	64	62	61	62	61

Operating Portfolio % Leased
Commercial (4)	91.0%	91.4%	90.2%	90.3%	90.2%
Multifamily (5)	87.0%	89.5%	96.5%	98.0%	97.0%
Weighted Average	89.8%	90.8%	91.9%	92.3%	92.0%

Operating Portfolio % Occupied (6)
Commercial (4)	88.7%	88.2%	86.8%	86.0%	85.6%
Multifamily (5)	84.5%	87.2%	94.9%	95.0%	94.8%
Weighted Average	87.5%	87.9%	89.0%	88.4%	88.1%

See footnotes on page 10.

FINANCIAL HIGHLIGHTS – TRENDS	MARCH 31, 2020 (Unaudited)

Footnotes

Note: See appendices for reconciliations of non-GAAP financial measures to their respective comparable GAAP financial measures.

(1)	Attributable to operating partnership common units, which include units owned by JBG SMITH.
(2)	Q4 2019 was impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.
(3)	Q4 2019 calculated using closing share price as of February 21, 2020. In Q2 2019, we closed an underwritten public offering of 11.5 million common shares that generated net proceeds of $472.8 million.
(4)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and the percent occupied metrics.
(5)	Includes recently delivered assets. In-service assets were 95.2% leased and 93.4% occupied as of Q1 2020, and 95.1% leased and 93.3% occupied as of Q4 2019.
(6)	Percent occupied excludes occupied retail square feet.

PORTFOLIO OVERVIEW	MARCH 31, 2020 (Unaudited)

Portfolio Overview

		100% Share	At JBG SMITH Share
							Annualized
							Rent per
						Annualized	Square Foot/
	Number of	Square Feet/	Square Feet/	%		Rent	Monthly Rent	Annualized NOI
	Assets	Units	Units	Leased	% Occupied	(in thousands)	Per Unit (1)	(in thousands)

Operating
Commercial (2)
In-service	42	12,720,015	10,692,718	91.3%	89.4%	$411,535	$44.60	$ $ 250,630
Recently delivered	2	569,255	448,189	83.4%	75.0%	21,764	63.41	$ (1,040)
Total / weighted average	44	13,289,270	11,140,907	91.0%	88.7%	$433,299	$45.28	$249,590
Multifamily
In-service	17	6,646	4,862	95.2%	93.4%	$126,988	$2,209	$86,820
Recently delivered	3	721	721	31.5%	24.7%	7,135	2,267	(1,816)
Total / weighted average	20	7,367	5,583	87.0%	84.5%	$134,123	$2,211	$85,004

Operating - In-Service	59	12,720,015 SF/ 6,646 Units	10,692,718 SF/ 4,862 Units	92.4%	90.5%	$538,523	$44.60 per SF/ $2,209 per unit	$337,450

Operating - Recently Delivered	5	569,255 SF/ 721 Units	448,189 SF/ 721 Units	53.4%	46.8%	$28,899	$63.41 per SF/ $2,267 per unit	$(2,856)

Operating - Total / Weighted Average	64	13,289,270 SF/ 7,367 Units	11,140,907 SF/ 5,583 Units	89.8%	87.5%	$567,422	$45.28 per SF/ $2,211 per unit	$334,594

Development (3)
Under Construction
Commercial	2	380,397	380,397	91.3%
Multifamily	2	755	577	N/A

Development - Total	4	380,397 SF/ 755 Units	380,397 SF/ 577 Units	91.3%

Future Development	37	19,986,900	16,733,000

(1)	For commercial assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. Crystal City Marriott and 1700 M Street are excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.
(2)	Crystal City Marriott and 1700 M Street are excluded from percent leased, percent occupied, annualized rent, and annualized rent per square foot metrics.
(3)	Refer to pages 41-42 for detail on Under Construction assets and Future Development pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2020 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	March 31, 2020	December 31, 2019

ASSETS
Real estate, at cost:
Land and improvements	$1,281,375	$1,240,455
Buildings and improvements	3,985,055	3,880,973
Construction in progress, including land	585,103	654,091
	5,851,533	5,775,519
Less accumulated depreciation	(1,155,114)	(1,119,571)
Real estate, net	4,696,419	4,655,948
Cash and cash equivalents	295,442	126,413
Restricted cash	18,577	16,103
Tenant and other receivables, net	56,036	52,941
Deferred rent receivable, net	174,728	169,721
Investments in unconsolidated real estate ventures	542,983	543,026
Other assets, net	281,752	253,687
Assets held for sale	73,876	168,412
TOTAL ASSETS	$6,139,813	$5,986,251

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$1,294,806	$1,125,777
Revolving credit facility	200,000	200,000
Unsecured term loans, net	297,466	297,295
Accounts payable and accrued expenses	124,811	157,702
Other liabilities, net	228,323	206,042
Liabilities related to assets held for sale	213	—
Total liabilities	2,145,619	1,986,816
Commitments and contingencies
Redeemable noncontrolling interests	503,040	612,758
Total equity	3,491,154	3,386,677
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,139,813	$5,986,251

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2020 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended March 31,
	2020	2019
REVENUE
Property rentals	$120,380	$119,413
Third-party real estate services, including reimbursements	29,716	27,691
Other revenue	8,011	8,095
Total revenue	158,107	155,199
EXPENSES
Depreciation and amortization	48,489	48,719
Property operating	34,503	32,174
Real estate taxes	18,199	17,235
General and administrative:
Corporate and other	13,176	12,314
Third-party real estate services	28,814	28,066
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,131
Transaction and other costs	5,309	4,895
Total expenses	157,931	154,534
OTHER INCOME (EXPENSE)
Income (loss) from unconsolidated real estate ventures, net	(2,692)	3,601
Interest and other income, net	907	951
Interest expense	(12,005)	(17,174)
Gain on sale of real estate	59,477	39,033
Loss on extinguishment of debt	(33)	—
Total other income (expense)	45,654	26,411
INCOME BEFORE INCOME TAX BENEFIT	45,830	27,076
Income tax benefit	2,345	1,172
NET INCOME	48,175	28,248
Net income attributable to redeemable noncontrolling interests	(5,250)	(3,387)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$42,925	$24,861
EARNINGS PER COMMON SHARE:
Basic	$0.32	$0.20
Diluted	$0.32	$0.20
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	134,542	122,573
Diluted	135,429	123,423

Note: For complete financial statements, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2020 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH share
BALANCE SHEET INFORMATION	March 31, 2020

Total real estate, at cost	$866,863
Less accumulated depreciation	(47,295)
Real estate, net	819,568
Cash and cash equivalents	11,581
Other assets, net	94,311
Total assets	$925,460
Borrowings, net	$339,227
Other liabilities, net	57,752
Total liabilities	$396,979

Three Months Ended
OPERATING INFORMATION	March 31, 2020
Total revenue	$20,449
Expenses:
Depreciation and amortization	6,860
Property operating	9,564
Real estate taxes	2,424
Total expenses	18,848
Other income (expense):
Interest expense	(3,957)
Interest and other income, net	82

Net loss	$(2,274)
Earnings and distributions in excess of our investment in unconsolidated real estate venture	(374)
Other	(44)
Loss from unconsolidated real estate ventures, net	$(2,692)

OTHER TANGIBLE ASSETS AND LIABILITIES	MARCH 31, 2020 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH share	March 31, 2020

Other Tangible Assets, Net (1) (2)
Restricted cash	$23,793
Tenant and other receivables, net	60,996
Other assets, net	27,323
Total Other Tangible Assets, Net	$112,112

Other Tangible Liabilities, Net (2) (3)
Accounts payable and accrued liabilities	$149,009
Other liabilities, net	180,163
Total Other Tangible Liabilities, Net	$329,172

(1)	Excludes cash and cash equivalents.
(2)	Excludes assets held for sale and liabilities related to assets held for sale.
(3)	Excludes debt.

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	MARCH 31, 2020 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended March 31,
	2020		2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income	$48,175		$28,248
Depreciation and amortization expense	48,489		48,719
Interest expense (1)	12,005		17,174
Income tax benefit	(2,345)		(1,172)
Unconsolidated real estate ventures allocated share of above adjustments	10,837		7,806
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	3		(1)
EBITDA	$117,164		$100,774
Gain on sale of real estate	(59,477)		(39,033)
	—		—
EBITDAre	$57,687		$61,741
Transaction and other costs (2)	5,309		4,895
Loss on extinguishment of debt, net of noncontrolling interests	33		—
Share-based compensation related to Formation Transaction and special equity awards	9,441		11,131
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	374		(6,441)
Unconsolidated real estate ventures allocated share of above adjustments	718		—

Adjusted EBITDA	$73,562		$71,326

Net Debt to Annualized Adjusted EBITDA (4)	6.2	x	7.1	x

	March 31, 2020		March 31, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5)	$1,784,353		$2,128,803
Unconsolidated indebtedness (5)	339,227		303,397
Total consolidated and unconsolidated indebtedness	2,123,580		2,432,200
Less: cash and cash equivalents	306,988		405,646
Net Debt (at JBG SMITH Share)	$1,816,592		$2,026,554

Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that will acquire and own affordable workforce housing in the Washington DC metropolitan region.
(3)	As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.
(4)	Adjusted EBITDA for the three months ended March 31, 2020 and 2019 is annualized by multiplying by four.
(5)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2020 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended March 31,
	2020	2019

FFO and Core FFO
Net income attributable to common shareholders	$42,925	$24,861
Net income attributable to redeemable noncontrolling interests	5,250	3,387
Net income	48,175	28,248
Gain on sale of real estate	(59,477)	(39,033)
Real estate depreciation and amortization	45,662	46,035
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,882	4,653
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	3	(1)
FFO Attributable to Operating Partnership Common Units	$41,245	$39,902
FFO attributable to redeemable noncontrolling interests	(4,497)	(4,783)
FFO attributable to common shareholders	$36,748	$35,119

FFO attributable to the operating partnership common units	$41,245	$39,902
Transaction and other costs, net of tax (1)	5,166	4,626
(Gain) loss from mark-to-market on derivative instruments	(47)	(476)
Loss on extinguishment of debt	33	—
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (2)	374	(6,441)
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,131
Amortization of management contracts intangible, net of tax	1,143	1,287
Unconsolidated real estate ventures allocated share of above adjustments	1,176	227
Core FFO Attributable to Operating Partnership Common Units	$58,531	$50,256
Core FFO attributable to redeemable noncontrolling interests	(6,382)	(6,024)
Core FFO attributable to common shareholders	$52,149	$44,232
FFO per diluted common share	$0.27	0.28
Core FFO per diluted common share	$0.39	0.36
Weighted average diluted shares	135,429	123,423
FAD
Core FFO attributable to the operating partnership common units	$58,531	$50,256
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(9,805)	(22,297)
Straight-line and other rent adjustments (3)	(5,237)	(6,808)
Third-party lease liability assumption payments	(1,460)	(1,136)
Share-based compensation expense	7,730	5,330
Amortization of debt issuance costs	622	970
Unconsolidated real estate ventures allocated share of above adjustments	194	(87)
Non-real estate depreciation and amortization	1,254	912
FAD available to the Operating Partnership Common Units (A)	$51,829	$27,140
Distributions to common shareholders and unitholders (4) (B)	$34,011	$31,284
FAD Payout Ratio (B÷A) (5)	65.6%	115.3%

See footnotes on page 18.

FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2020 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2020	2019

Capital Expenditures
Maintenance and recurring capital expenditures	$2,558	$5,495
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	149	88
Second generation tenant improvements and leasing commissions	6,943	16,155
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	155	559
Recurring capital expenditures and second generation tenant improvements and leasing commissions	9,805	22,297
First generation tenant improvements and leasing commissions	11,847	6,197
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	770	233
Non-recurring capital expenditures	6,187	6,722
Share of non-recurring capital expenditures from unconsolidated joint ventures	102	—
Non-recurring capital expenditures	18,906	13,152
Total JBG SMITH Share of Capital Expenditures	$28,711	$35,449

(1)	Includes fees and expenses incurred for demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that will acquire and own affordable workforce housing in the Washington DC metropolitan region.
(2)	As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The distribution for the three months ended March 31, 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(5)	The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

dollars in thousands, at JBG SMITH share	Three Months Ended March 31, 2020
	Source of Revenue
	Third-Party	JBG SMITH	JBG Legacy
	Management	JV Partner (1)	Funds	Total

Service Revenue
Property management fees	$3,085	$1,236	$1,217	$5,538
Asset management fees	—	540	2,100	2,640
Leasing fees	1,065	546	136	1,747
Development fees	1,607	108	1,099	2,814
Construction management fees	381	80	523	984
Other service revenue	749	419	310	1,478
Total Revenue (2)	$6,887	$2,929	$5,385	$15,201
Pro Rata adjusted general and administrative expense: third-party real estate services (3)				(13,751)
Total Services Revenue Less Allocated General and Administrative Expenses (4)				$1,450

(1)	Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.
(2)	Included in “Third-party real estate services, including reimbursements” in our consolidated statement of operations are $13.7 million of reimbursement revenue and $1.0 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.
(3)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and JBG Legacy Funds.

We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the third parties, real estate ventures and JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners’ respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by the Company and can be used to assess the profitability of the third-party asset management and real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Pro Rata Adjusted G&A

dollars in thousands	Three Months Ended March 31, 2020
		Adjustments (1)
	Per Statement				Pro Rata
	of Operations	A	B	C	Adjusted

General and Administrative Expenses
Corporate and other	$13,176	$—	$—	$1,315	$14,491
Third-party real estate services	28,814	—	(13,748)	(1,315)	13,751
Share-based compensation related to Formation Transaction and special equity awards	9,441	(9,441)	—	—	—

Total	$51,431	$(9,441)	$(13,748)	$—	$28,242

(1)	Adjustments:

A  -  Removes share-based compensation related to the Formation Transaction and special equity awards.

B  -  Removes $13.7 million of G&A expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from Service Revenue on page 19. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations.

C  -  Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners’ share of G&A expenses from "Corporate and other" to "Third-party real estate services."

OPERATING ASSETS	MARCH 31, 2020 (Unaudited)

Operating Assets

dollars in thousands, at JBG SMITH share				Plus: Signed	Plus: Lease Up
				But Not Yet	of Recently	Adjusted
		Q1 2020	Annualized	Commenced	Delivered	Annualized
	% Occupied	NOI	NOI	Leases	Assets (1)	NOI

Commercial (2)
DC	87.4%	$13,714	$54,856	$4,368	$—	$59,224
VA	89.1%	46,286	186,286	20,036	—	206,322
MD	88.4%	2,112	8,448	1,184	—	9,632
Total / weighted average	88.7%	$62,112	$249,590	$25,588	$—	$275,178

Multifamily
DC	69.8%	$7,431	$29,724	$2,992	$11,685	$44,401
VA	93.8%	12,108	48,432	—	—	48,432
MD	96.1%	1,712	6,848	—	—	6,848
Total / weighted average	84.5%	$21,251	$85,004	$2,992	$11,685	$99,681

Total / Weighted Average	87.5%	$83,363	$334,594	$28,580	$11,685	$374,859

(1)	Incremental multifamily revenue of a recently delivered multifamily asset calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly market rent per unit as of March 31, 2020, multiplied by 12. Excludes potential revenue from vacant retail space in recently delivered multifamily assets and 900 W Street.
(2)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.

SUMMARY & SAME STORE NOI (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Summary & Same Store NOI

dollars in thousands		100% Share	At JBG SMITH Share
						NOI for the Three Months Ended March 31,
	Number of	Square Feet/	Square Feet/	%	%
	Assets	Units	Units	Leased (1)	Occupied (1)	2020	2019	% Change
Same Store (2)
DC	14	2,526,512 SF/ 1,541 Units	1,813,709 SF/ 857 Units	93.3%	92.1%	$17,618	$17,205	2.4%
VA	32	9,146,307 SF/ 3,202 Units	7,992,957 SF/ 2,891 Units	91.8%	90.0%	56,494	53,562	5.5%
MD	8	543,075 SF/ 1,287 Units	491,702 SF/ 498 Units	94.4%	92.6%	4,400	3,834	14.8%
Total / weighted average	54	12,215,894 SF/ 6,030 Units	10,298,368 SF/ 4,246 Units	92.3%	90.5%	$78,512	$74,601	5.2%

Non-Same Store
DC	7	484,253 SF/ 1,337 Units	253,416 SF/ 1,337 Units	62.9%	55.2%	$3,527	$1,407	150.7%
VA	2	288,903 SF	288,903 SF	99.4%	100.0%	1,900	3,349	(43.3)%
MD	1	300,220 SF	300,220 SF	87.9%	86.4%	(576)	(31)	1,758.1%
Total / weighted average	10	1,073,376 SF/ 1,337 Units	842,539 SF/ 1,337 Units	72.2%	66.7%	$4,851	$4,725	2.7%

Total Operating Portfolio
DC	21	3,010,765 SF/ 2,878 Units	2,067,125 SF/ 2,194 Units	83.0%	79.0%	$21,145	$18,612	13.6%
VA	34	9,435,210 SF/ 3,202 Units	8,281,860 SF/ 2,891 Units	92.0%	90.3%	58,394	56,911	2.6%
MD	9	843,295 SF/ 1,287 Units	791,922 SF/ 498 Units	92.8%	91.0%	3,824	3,803	0.6%
Operating Portfolio - Total / Weighted Average	64	13,289,270 SF/ 7,367 Units	11,140,907 SF/ 5,583 Units	89.8%	87.5%	$83,363	$79,326	5.1%

(1)	Crystal City Marriott and 1700 M Street are excluded from the percent leased and percent occupied metrics.
(2)	Same store refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended March 31, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated	Commercial	Multifamily	Total
Number of operating assets	45	19	44	20	64
Property rentals (1)	$105,948	$12,984	$87,011	$31,921	$118,932
Tenant expense reimbursement	6,059	1,236	6,385	910	7,295
Other revenue	13,726	1,226	12,062	2,890	14,952
Total revenue	125,733	15,446	105,458	35,721	141,179

Operating expenses	(50,642)	(6,816)	(42,993)	(14,465)	(57,458)
Ground rent expense	(316)	(42)	(353)	(5)	(358)
Total expenses	(50,958)	(6,858)	(43,346)	(14,470)	(57,816)

NOI (1)	$74,775	$8,588	$62,112	$21,251	$83,363

Annualized NOI	$300,242	$34,352	$249,590	$85,004	$334,594
Additional Information
Free rent (at 100% share)	$8,382	$3,339	$11,173	$548	$11,721
Free rent (at JBG SMITH share)	$8,382	$1,450	$9,382	$450	$9,832
Annualized free rent (at JBG SMITH share) (2)	$33,528	$5,800	$37,528	$1,800	$39,328
Payments associated with assumed lease liabilities (at 100% share)	$1,460	$—	$1,460	$—	$1,460
Payments associated with assumed lease liabilities (at JBG SMITH share)	$1,460	$—	$1,460	$—	$1,460
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$5,840	$—	$5,840	$—	$5,840
% occupied (at JBG SMITH share) (4)	87.5%	87.0%	88.7%	84.5%	87.5%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$24,371	$7,902	$29,289	$2,984	$32,273
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$24,392	$4,188	$25,588	$2,992	$28,580

(1)	Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $4.5 million of related party management fees at JBG SMITH’s share. See definition of NOI on page 52.
(2)	Represents JBG SMITH’s share of free rent for the three months ended March 31, 2020 multiplied by four.
(3)	Represents JBG SMITH’s share of payments associated with assumed lease liabilities for the three months ended March 31, 2020 multiplied by four.
(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(5)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of March 31, 2020.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Summary NOI - Commercial

dollars in thousands	NOI for the Three Months Ended March 31, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	31	13	11	29	4	44
Property rentals (1)	$76,294	$10,717	$20,036	$62,791	$4,184	$87,011
Tenant expense reimbursement	5,175	1,210	2,865	3,379	141	6,385
Other revenue	11,028	1,034	1,558	9,724	780	12,062
Total revenue	92,497	12,961	24,459	75,894	5,105	105,458

Operating expenses	(37,045)	(5,948)	(10,575)	(29,658)	(2,760)	(42,993)
Ground rent expense	(316)	(37)	(170)	50	(233)	(353)
Total expenses	(37,361)	(5,985)	(10,745)	(29,608)	(2,993)	(43,346)

NOI (1)	$55,136	$6,976	$13,714	$46,286	$2,112	$62,112

Annualized NOI	$221,686	$27,904	$54,856	$186,286	$8,448	$249,590
Additional Information
Free rent (at 100% share)	$7,956	$3,217	$1,892	$5,744	$3,537	$11,173
Free rent (at JBG SMITH share)	$7,956	$1,426	$1,092	$4,792	$3,498	$9,382
Annualized free rent (at JBG SMITH share) (2)	$31,824	$5,704	$4,368	$19,168	$13,992	$37,528
Payments associated with assumed lease liabilities (at 100% share)	$1,460	$—	$—	$1,460	$—	$1,460
Payments associated with assumed lease liabilities (at JBG SMITH share)	$1,460	$—	$—	$1,460	$—	$1,460
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$5,840	$—	$—	$5,840	$—	$5,840
% occupied (at JBG SMITH share) (4)	89.2%	84.8%	87.4%	89.1%	88.4%	88.7%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$21,387	$7,902	$7,888	$20,216	$1,185	$29,289
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (5)	$21,400	$4,188	$4,368	$20,036	$1,184	$25,588

(1)	Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $3.3 million of related party management fees at JBG SMITH’s share. See definition of NOI on page 52.
(2)	Represents JBG SMITH’s share of free rent for the three months ended March 31, 2020 multiplied by four.
(3)	Represents JBG SMITH’s share of payments associated with assumed lease liabilities for the three months ended March 31, 2020 multiplied by four.
(4)	Crystal City Marriott and 1700 M Street are excluded from the percent occupied metric.
(5)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of March 31, 2020.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Summary NOI - Multifamily

dollars in thousands	NOI for the Three Months Ended March 31, 2020 at JBG SMITH Share
	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	14	6	10	5	5	20
Property rentals (1)	$29,654	$2,267	$12,436	$17,046	$2,439	$31,921
Tenant expense reimbursement	884	26	545	354	11	910
Other revenue	2,698	192	838	1,830	222	2,890
Total revenue	33,236	2,485	13,819	19,230	2,672	35,721

Operating expenses	(13,597)	(868)	(6,388)	(7,122)	(955)	(14,465)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(13,597)	(873)	(6,388)	(7,122)	(960)	(14,470)

NOI (1)	$19,639	$1,612	$7,431	$12,108	$1,712	$21,251

Annualized NOI	$78,556	$6,448	$29,724	$48,432	$6,848	$85,004
Additional Information
Free rent (at 100% share)	$426	$122	$278	$227	$43	$548
Free rent (at JBG SMITH share)	$426	$24	$236	$213	$1	$450
Annualized free rent (at JBG SMITH share) (2)	$1,704	$96	$944	$852	$4	$1,800
Payments associated with assumed lease liabilities (at 100% share)	$—	$—	$—	$—	$—	$—
Payments associated with assumed lease liabilities (at JBG SMITH share)	$—	$—	$—	$—	$—	$—
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) (3)	$—	$—	$—	$—	$—	$—
% occupied (at JBG SMITH share)	83.8%	96.0%	69.8%	93.8%	96.1%	84.5%
Annualized base rent of signed leases, not commenced (at 100% share) (4)	$2,984	$—	$2,984	$—	$—	$2,984
Annualized base rent of signed leases, not commenced (at JBG SMITH share) (4)	$2,992	$—	$2,992	$—	$—	$2,992

(1)	Property rentals excludes straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. NOI excludes approximately $1.2 million of related party management fees at JBG SMITH’s share. See definition of NOI on page 52.
(2)	Represents JBG SMITH’s share of free rent for the three months ended March 31, 2020 multiplied by four.
(3)	Represents JBG SMITH’s share of payments associated with assumed lease liabilities for the three months ended March 31, 2020 multiplied by four.
(4)	Represents monthly base rent before free rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of March 31, 2020.

NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2020 (Unaudited)

NOI Reconciliations

dollars in thousands	Three Months Ended March 31,
	2020	2019
Net income attributable to common shareholders	$42,925	$24,861
Add:
Depreciation and amortization expense	48,489	48,719
General and administrative expense:
Corporate and other	13,176	12,314
Third-party real estate services	28,814	28,066
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,131
Transaction and other costs	5,309	4,895
Interest expense	12,005	17,174
Loss on extinguishment of debt	33	—
Income tax benefit	(2,345)	(1,172)
Net income attributable to redeemable noncontrolling interests	5,250	3,387
Less:
Third-party real estate services, including reimbursements	29,716	27,691
Other revenue (1)	1,630	1,640
Income (loss) from unconsolidated real estate ventures, net	(2,692)	3,601
Interest and other income, net	907	951
Gain on sale of real estate	59,477	39,033

Consolidated NOI	74,059	76,459
NOI attributable to unconsolidated real estate ventures at our share	8,588.0	5,155.0
Non-cash rent adjustments (2)	(3,545)	(6,808)
Other adjustments (3)	2,834	3,325
Total adjustments	7,877	1,672
NOI	$81,936	$78,131
Less: out-of-service NOI loss (4)	(1,427)	(1,195)
Operating Portfolio NOI	$83,363	$79,326
Non-same store NOI (5)	4,851	4,725
Same store NOI (6)	$78,512	$74,601

Change in same store NOI	5.2%
Number of properties in same store pool	54

(1)	Excludes parking revenue of $6.4 million and $6.5 million for the three months ended March 31, 2020 and 2019.
(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(4)	Includes the results of our Under Construction assets and Future Development Pipeline.
(5)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(6)	Includes the results of the properties that are owned, operated and in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

LEASING ACTIVITY - OFFICE	MARCH 31, 2020 (Unaudited)

Leasing Activity - Office

square feet in thousands	Three Months Ended
March 31, 2020
Square feet leased:
At 100% share	327
At JBG SMITH share	299
Initial rent (1)	$45.09
Straight-line rent (2)	$45.55
Weighted average lease term (years)	5.3
Weighted average free rent period (months)	3.8
Second generation space:
Square feet	251
Cash basis:
Initial rent (1)	$44.00
Prior escalated rent	$44.31
% change	(0.7)%
GAAP basis:
Straight-line rent (2)	$44.39
Prior straight-line rent	$42.65
% change	4.1%
Tenant improvements:
Per square foot	$31.80
Per square foot per annum	$5.99
% of initial rent	13.3%
Leasing commissions:
Per square foot	$9.90
Per square foot per annum	$1.86
% of initial rent	4.1%

Note:  At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that was vacant for less than nine months.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and fixed step-ups in rent.

NET EFFECTIVE RENT - OFFICE	MARCH 31, 2020 (Unaudited)

Net Effective Rent - Office

square feet in thousands, dollars per square feet, at JBG SMITH share		Three Months Ended
	Trailing Five Quarter Average	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Square feet	489	299	724	243	395	785
Weighted average lease term (years)	5.1	5.3	5.2	4.4	5.2	5.4
Initial rent (1)	$45.50	$45.09	$46.61	$45.99	$44.82	$44.97
Base rent per annum (2)	$49.69	$48.90	$51.09	$48.40	$50.73	$49.34
Tenant improvements per annum	(6.25)	(5.99)	(5.59)	(7.54)	(4.80)	(7.32)
Leasing commissions per annum	(1.19)	(1.86)	(1.15)	(0.93)	(1.22)	(0.79)
Free rent per annum	(2.25)	(2.65)	(1.28)	(3.02)	(2.42)	(1.89)
Net Effective Rent	$40.00	$38.40	$43.07	$36.91	$42.29	$39.34

DC
Square feet	42	27	117	12	21	33
Initial rent (1)	$57.32	$54.48	$50.16	$63.45	$65.10	$53.40
Net effective rent	$52.49	$43.85	$48.03	$65.02	$66.17	$39.41

VA
Square feet	422	267	579	211	338	717
Initial rent (1)	$44.40	$44.35	$45.59	$44.63	$43.38	$44.03
Net effective rent	$38.20	$37.56	$41.63	$34.66	$38.96	$38.18

MD
Square feet	25	6	27	20	36	35
Initial rent (1)	$48.21	$35.33	$52.98	$49.73	$46.62	$56.36
Net effective rent	$42.87	$36.18	$44.86	$34.55	$40.22	$58.53

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.
(2)	Represents the weighted average base rent before free rent, plus estimated tenant reimbursements recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

LEASE EXPIRATIONS	MARCH 31, 2020 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	53	257,288	2.6%	$9,089	2.0%	$35.33	$35.33
2020	133	833,411	8.4%	32,273	7.3%	38.72	39.06
2021	121	907,069	9.1%	44,178	9.9%	48.70	49.77
2022	102	1,526,329	15.4%	66,158	14.9%	43.34	45.02
2023	95	579,116	5.8%	25,447	5.7%	43.94	46.83
2024	97	1,086,222	10.9%	50,052	11.3%	46.08	49.89
2025	87	669,606	6.7%	28,051	6.3%	41.89	47.24
2026	57	300,829	3.0%	13,188	3.0%	43.84	51.02
2027	49	462,586	4.7%	20,760	4.7%	44.88	52.66
2028	46	391,293	3.9%	18,489	4.2%	47.25	56.80
Thereafter	121	2,919,915	29.5%	136,759	30.7%	46.84	61.34
Total / Weighted Average	961	9,933,664	100.0%	$444,444	100.0%	$44.74	$51.29

Note: Includes all in-place leases as of March 31, 2020 for office and retail space within JBG SMITH’s operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 6.1 years.

(1)	Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2020, or management’s estimate thereof, by 2.75% annually through the lease expiration year.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2020 (Unaudited)

Signed But Not Yet Commenced Leases

dollars in thousands, at JBG SMITH share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021

Commercial
Operating	C	$21,400	$701	$1,919	$2,185	$2,268	$4,295	$5,350
Operating	U	4,188	48	214	407	560	717	1,047
Under construction	C	15,664	479	526	2,641	3,916	3,916	3,916
Total		$41,252	$1,228	$2,659	$5,233	$6,744	$8,928	$10,313

Multifamily
Operating	C	$2,992	$638	$748	$748	$748	$748	$748
Under construction	C	1,388	343	347	347	347	347	347
Under construction	U	500	24	36	125	125	125	125
Total		$4,880	$1,005	$1,131	$1,220	$1,220	$1,220	$1,220

Total		$46,132	$2,233	$3,790	$6,453	$7,964	$10,148	$11,533

Note: Includes only leases for office and retail spaces that were vacant as of March 31, 2020.

(1)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease’s estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.
(2)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

TENANT CONCENTRATION	MARCH 31, 2020 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	66	2,430,621	24.5%	$96,554	21.7%
2	Family Health International	3	295,977	3.0%	15,821	3.6%
3	Amazon	3	326,300	3.3%	13,716	3.1%
4	Gartner, Inc	1	174,424	1.8%	11,792	2.7%
5	Lockheed Martin Corporation	2	232,598	2.3%	10,947	2.5%
6	Arlington County	2	235,779	2.4%	9,913	2.2%
7	WeWork (1)	2	163,918	1.7%	8,509	1.9%
8	Booz Allen Hamilton Inc	3	159,610	1.6%	7,375	1.7%
9	Greenberg Traurig LLP	1	101,602	1.0%	7,199	1.6%
10	Accenture LLP	2	116,736	1.2%	6,852	1.5%
11	Chemonics International	2	111,520	1.1%	4,657	1.0%
12	Evolent Health LLC	1	90,905	0.9%	4,471	1.0%
13	Public Broadcasting Service	1	140,885	1.4%	4,452	1.0%
14	Conservation International Foundation	1	86,981	0.9%	4,160	0.9%
15	U.S. Green Building Council	1	54,675	0.6%	4,052	0.9%
16	The International Justice Mission	1	74,833	0.8%	3,949	0.9%
17	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,823	0.9%
18	Host Hotels & Resorts LP	1	55,009	0.6%	3,768	0.8%
19	The Urban Institute	1	68,620	0.7%	3,604	0.8%
20	DRS Tech Inc dba Finmeccanica	2	74,649	0.8%	3,478	0.8%
	Other (2)	864	4,879,381	48.8%	215,352	48.5%
	Total	961	9,933,664	100.0%	$444,444	100.0%

Note: Includes all in-place leases as of March 31, 2020 for office and retail space within JBG SMITH’s operating portfolio. As signed but not yet commenced leases commence and tenants take occupancy, our tenant concentration will change.

(1)	Excludes the WeLive lease at 2221 S. Clark Street.
(2)	Includes JBG SMITH's lease for approximately 84,400 square feet.

INDUSTRY DIVERSITY	MARCH 31, 2020 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government	79	2,737,691	27.6%	$109,768	24.7%
2	Government Contractors	85	1,603,197	16.1%	74,388	16.7%
3	Business Services	134	1,377,067	13.9%	66,246	14.9%
4	Member Organizations	74	918,835	9.2%	45,010	10.1%
5	Real Estate	54	703,864	7.1%	33,953	7.6%
6	Legal Services	39	311,677	3.1%	18,215	4.1%
7	Food and Beverage	120	255,965	2.6%	14,793	3.3%
8	Health Services	47	366,110	3.7%	15,111	3.4%
9	Communications	12	320,552	3.2%	11,445	2.6%
10	Educational Services	16	95,212	1.0%	4,120	0.9%
	Other	301	1,243,494	12.5%	51,395	11.7%
	Total	961	9,933,664	100.0%	$444,444	100.0%

Note: Includes all in-place leases as of March 31, 2020 for office and retail space within JBG SMITH’s operating portfolio.

PORTFOLIO SUMMARY	MARCH 31, 2020 (Unaudited)

Portfolio Summary

				Potential
	Number	Rentable	Number of	Development
	of Assets	Square Feet	Units (1)	Density (2)

Wholly Owned
Operating	45	14,458,653	5,259	—
Under construction	2	380,397	—	—
Future development	21	—	—	15,979,200
Total	68	14,839,050	5,259	15,979,200

Real Estate Ventures
Operating	19	5,278,019	2,108	—
Under construction	2	695,117	755	—
Future development	16	—	—	4,007,700
Total	37	5,973,136	2,863	4,007,700

Total Portfolio	105	20,812,186	8,122	19,986,900

Total Portfolio (at JBG SMITH Share)	105	16,814,415	6,160	16,733,000

Note: At 100% share, unless otherwise indicated.

(1)	For assets under construction, represents estimated number of units based on current design plans.
(2)	Includes estimated potential office, multifamily and retail development density.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2020 (Unaudited)

Property Table - Commercial

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

DC
Universal Buildings	Uptown	100.0%	C	Y / Y	1956 / 1990	659,842	568,734	91,108	97.4%	97.1%	99.6%	$33,517	$51.56	$55.58
2101 L Street	CBD	100.0%	C	Y / Y	1975 / 2007	378,696	347,376	31,320	84.8%	84.1%	92.6%	21,443	67.77	56.37
1730 M Street (5)	CBD	100.0%	C	Y / Y	1964 / 1998	204,860	196,842	8,018	91.5%	87.3%	100.0%	8,665	48.11	49.98
1700 M Street	CBD	100.0%	C	Y / Y	N/A	34,000	—	—	—	—	—	—	—	—
L’Enfant Plaza Office-East (5)	Southwest	49.0%	U	Y / Y	1972 / 2012	397,057	397,057	—	89.5%	89.5%	—	17,656	49.70	—
L’Enfant Plaza Office-North	Southwest	49.0%	U	Y / Y	1969 / 2014	298,382	278,908	19,474	94.8%	95.5%	85.9%	12,851	47.21	16.72
500 L’Enfant Plaza	Southwest	49.0%	U	N / N	2019 / N/A	215,218	215,218	—	96.1%	81.2%	—	9,446	54.02	—
L’Enfant Plaza Retail (5)	Southwest	49.0%	U	Y / Y	1968 / 2014	119,291	16,596	102,695	74.7%	100.0%	70.6%	4,608	36.62	55.14
The Foundry	Georgetown	9.9%	U	Y / Y	1973 / 2017	225,622	218,768	6,854	90.8%	86.6%	100.0%	9,535	48.82	41.37
1101 17th Street	CBD	55.0%	U	Y / Y	1964 / 1999	208,762	199,008	9,754	86.1%	84.8%	82.8%	9,319	51.82	70.52

VA
Courthouse Plaza 1 and 2 (5)	Clarendon/Courthouse	100.0%	C	Y / Y	1989 / 2013	629,768	572,573	57,193	85.5%	82.0%	100.0%	$22,252	$43.17	$34.50
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	505,349	505,349	—	81.8%	81.8%	—	19,373	46.89	—
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / N/A	503,178	494,191	8,987	83.1%	82.8%	10.1%	19,222	46.93	10.96
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,262	416,335	51,927	85.6%	83.8%	100.0%	17,655	45.14	36.64
1550 Crystal Drive	National Landing	100.0%	C	Y / Y	1980 / 2001	449,364	449,364	—	86.2%	86.2%	—	15,568	40.18	—
RTC-West (6) (7)	Reston	100.0%	C	Y / Y	1988 / 2014	472,534	432,509	40,025	93.7%	93.9%	91.9%	19,258	41.39	66.58
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	439,234	432,472	6,762	87.3%	87.9%	—	16,681	43.88	—
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / N/A	401,535	389,845	11,690	88.5%	70.4%	95.5%	12,328	43.37	37.79
1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,305	335,959	48,346	95.7%	95.1%	100.0%	14,278	41.57	20.68
241 18th Street S.	National Landing	100.0%	C	Y / Y	1977 / 2013	360,055	333,565	26,490	96.0%	91.8%	91.5%	12,671	39.62	22.55
251 18th Street S.	National Landing	100.0%	C	Y / Y	1975 / 2013	342,574	293,403	49,171	99.5%	96.8%	96.2%	13,659	42.17	35.56
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0%	100.0%	100.0%	10,971	32.62	34.35
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / N/A	329,607	318,482	11,125	98.5%	98.5%	100.0%	11,888	36.42	41.88
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	303,644	277,397	26,247	98.5%	100.0%	82.3%	15,708	52.81	48.98
2200 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	283,608	283,608	—	82.8%	76.2%	—	8,542	39.54	—
1901 South Bell Street	National Landing	100.0%	C	Y / Y	1968 / 2008	276,987	275,063	1,924	93.3%	93.2%	100.0%	10,497	40.90	4.04
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,594	263,744	12,850	96.9%	96.8%	100.0%	9,900	37.76	20.39
Crystal City Marriott (345 Rooms)	National Landing	100.0%	C	Y / Y	1968 / 2013	266,000	—	—	—	—	—	—	—	—
2100 Crystal Drive	National Landing	100.0%	C	Y / Y	1968 / 2006	249,281	249,281	—	100.0%	96.3%	—	8,608	35.85	—

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2020 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)
1800 South Bell Street	National Landing	100.0%	C	N / N	1969 / 2007	215,463	190,984	24,479	99.2%	100.0%	93.0%	$8,204	$42.32	$5.30
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,708	202,708	—	89.9%	89.9%	—	8,159	44.78	—
2001 Richmond Highway (6)	National Landing	100.0%	C	N / N	1967 / N/A	73,440	73,440	—	100.0%	100.0%	—	2,642	35.97	—
Crystal City Shops at 2100	National Landing	100.0%	C	Y / Y	1968 / 2006	59,574	—	59,574	88.2%	—	88.2%	766	—	14.57
Crystal Drive Retail	National Landing	100.0%	C	Y / Y	2003 / N/A	56,965	—	56,965	87.9%	—	87.9%	3,018	—	60.28
Central Place Tower (5)	Rosslyn	50.0%	U	Y / Y	2018 / N/A	552,590	524,690	27,900	94.1%	92.6%	100.0%	32,839	66.00	27.82
Stonebridge at Potomac Town Center*	Prince William County	10.0%	U	Y / Y	2012 / N/A	503,613	—	503,613	94.8%	—	94.8%	16,114	—	33.76
Pickett Industrial Park	Eisenhower Avenue	10.0%	U	Y / Y	1973 / N/A	246,145	246,145	—	100.0%	100.0%	—	4,158	16.89	—
Rosslyn Gateway-North	Rosslyn	18.0%	U	Y / Y	1996 / 2014	144,157	131,403	12,754	85.9%	84.9%	96.0%	5,157	42.83	30.74
Rosslyn Gateway-South	Rosslyn	18.0%	U	Y / Y	1961 / N/A	102,517	94,933	7,584	80.5%	83.7%	40.4%	2,203	25.97	45.35

MD
7200 Wisconsin Avenue	Bethesda CBD	100.0%	C	Y / Y	1986 / 2015	267,531	256,565	10,966	88.8%	83.5%	100.0%	$11,273	$49.11	$69.09
One Democracy Plaza* (5)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	212,894	210,756	2,138	96.9%	96.9%	100.0%	6,727	32.61	30.57
11333 Woodglen Drive	Rockville Pike Corridor	18.0%	U	Y / Y	2004 / N/A	62,650	54,077	8,573	97.6%	97.2%	100.0%	2,150	34.05	41.94

Total / Weighted Average						12,720,015	11,080,894	1,339,119	91.5%	89.5%	91.7%	$489,509	$44.65	$37.94

Recently Delivered
DC
1900 N Street (5) (8)	CBD	55.0%	U	N / N	2019 / N/A	269,035	260,742	8,293	74.1%	52.3%	—	9,358	68.59	—
MD
4747 Bethesda Avenue (7) (8) (9)	Bethesda CBD	100.0%	C	N / N	2019 / N/A	300,220	285,886	14,334	87.9%	86.4%	55.8%	16,617	61.84	168.33
Total / Weighted Average						569,255	546,628	22,627	81.4%	70.1%	35.4%	$25,975	$64.24	$168.33

Operating - Total / Weighted Average						13,289,270	11,627,522	1,361,746	91.0%	88.6%	90.7%	$515,484	$45.38	$38.79

Under Construction
VA
1770 Crystal Drive	National Landing	100.0%	C			271,572	258,299	13,273	97.8%
Central District Retail	National Landing	100.0%	C			108,825	—	108,825	75.2%
Under Construction - Total / Weighted Average						380,397	258,299	122,098	91.3%

Total / Weighted Average						13,669,667	11,885,821	1,483,844	91.0%

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2020 (Unaudited)

													Office
													Annualized	Retail
				Same Store (2):								Annualized	Rent Per	Annualized
		%		Q1 2019‑2020 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square	Rent Per
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)	Square Foot (4)

Totals at JBG SMITH Share
In-service assets						10,692,718	9,617,383	775,333	91.3%	89.4%	91.5%	$411,535	$44.60	$39.87
Recently delivered assets						448,189	429,294	18,895	83.4%	75.0%	42.3%	$21,764	$63..41	$168.33
Operating assets						11,140,907	10,046,677	794,228	91.0%	88.7%	90.3%	$433,299	$45.28	$41.30
Under construction assets						380,397	258,299	122,098	91.3%

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q4 2019	44	12,736,069	10,708,198
Placed into service (8)	2	561,256	440,190
Dispositions	—	—	—
Out-of-service adjustment	—	(4,144)	(4,144)
Building re-measurements (7)	(2)	(3,911)	(3,337)

Q1 2020	44	13,289,270	11,140,907

See footnotes on page 37.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2020 (Unaudited)

Footnotes

Note: At 100% share, unless otherwise noted. Excludes our 10% subordinated interest in two commercial buildings held through a real estate venture in which we have no economic interest.

*  Not Metro-served.

(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.
(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.
(3)	Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.
(4)	Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.
(5)	The following assets are subject to ground leases:

Ground Lease
Commercial Asset	Expiration Date
1730 M Street	12/31/2118
L’Enfant Plaza Office - East	11/23/2064
L’Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
Central Place Tower*	6/2/2102
One Democracy Plaza	11/17/2084
1900 N Street**	5/31/2106

*

We have an option to purchase the ground lease at a fixed price. The ground lease has been recorded as a financing lease for accounting purposes; therefore, any expense is recorded as interest expense and excluded from NOI.

**	Only a portion of the asset is subject to a ground lease.

(6)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
RTC - West	472,534	17,988
2001 Richmond Highway	73,440	86,398

(7)	In Q1 2020, we combined RTC-West Retail with RTC-West, and 4749 Bethesda Avenue with 4747 Bethesda Avenue.
(8)	In Q4 2019, we completed the construction of 1900 N Street and 4747 Bethesda Avenue.
(9)	Includes JBG SMITH’s lease for approximately 84,400 square feet.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2020 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2019‑2020 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2019 - 2020	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

DC
Fort Totten Square	Brookland/Fort Totten	100.0%	C	Y / Y	2015 / N/A	345	384,956	254,292	130,664	96.6%	93.6%	100.0%	$9,188	$1,813	$2.46
WestEnd25	West End	100.0%	C	Y / Y	2009 / N/A	283	273,264	273,264	—	97.2%	94.3%	—	11,561	3,608	3.74
F1RST Residences	Ballpark/Southeast	100.0%	C	N / N	2017 / N/A	325	270,928	249,456	21,472	89.5%	87.1%	91.8%	9,989	2,488	3.24
1221 Van Street	Ballpark/Southeast	100.0%	C	N / N	2018 / N/A	291	225,530	202,715	22,815	93.8%	89.0%	100.0%	8,645	2,398	3.44
North End Retail	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	—	27,355	—	27,355	100.0%	N/A	100.0%	1,545	N/A	N/A
The Gale Eckington	H Street/NoMa	5.0%	U	Y / Y	2013 / 2017	603	466,716	465,516	1,200	94.2%	91.0%	100.0%	13,882	2,101	2.72
Atlantic Plumbing	U Street/Shaw	64.0%	U	Y / Y	2015 / N/A	310	245,527	221,788	23,739	98.0%	97.1%	100.0%	10,321	2,539	3.55

VA
RiverHouse Apartments	National Landing	100.0%	C	Y / Y	1960 / 2013	1,676	1,327,551	1,324,889	2,662	94.0%	92.9%	100.0%	$34,311	$1,833	$2.32
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	94.0%	92.1%	100.0%	22,397	2,718	3.29
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	98.9%	98.5%	100.0%	8,341	2,646	2.60
2221 S. Clark Street	National Landing	100.0%	C	Y / Y	1964 / 2016	216	164,743	164,743	—	100.0%	100.0%	—	3,491	N/A	N/A
Fairway Apartments*	Reston	10.0%	U	Y / Y	1969 / 2005	346	370,850	370,850	—	95.1%	93.9%	—	6,602	1,693	1.58

MD
Falkland Chase-South & West	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 2011	268	222,797	222,797	—	97.0%	96.3%	—	$5,257	$1,698	$2.04
Falkland Chase-North	Downtown Silver Spring	100.0%	C	Y / Y	1938 / 1986	170	112,229	112,229	—	96.5%	95.9%	—	2,897	1,481	2.24
Galvan	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	356	390,293	295,033	95,260	97.2%	94.9%	97.1%	10,929	1,816	2.19
The Alaire (6)	Rockville Pike Corridor	18.0%	U	Y / Y	2010 / N/A	279	266,673	251,691	14,982	96.4%	96.1%	90.0%	6,261	1,784	1.98
The Terano (6) (7)	Rockville Pike Corridor	1.8%	U	Y / Y	2015 / N/A	214	192,921	183,496	9,425	96.0%	94.9%	100.0%	4,515	1,769	2.06

Total / Weighted Average						6,646	5,833,181	5,439,967	393,214	95.3%	93.5%	98.5%	$170,132	$2,128	$2.59

Recently Delivered

DC
West Half	Ballpark/Southeast	100.0%	C	N / N	2019 / N/A	465	384,976	343,089	41,887	44.9%	38.1%	57.6%	6,360	2,266	3.02
901 W Street (8)	U Street/Shaw	100.0%	C	N / N	2019 / N/A	161	159,095	135,499	23,596	13.0%	0.6%	43.6%	775	2,460	2.92
900 W Street (8)	U Street/Shaw	100.0%	C	N / N	2019 / N/A	95	70,150	70,150	—	—	—	—	—	—	—
Total / Weighted Average						721	614,221	548,738	65,483	31.5%	24.7%	52.5%	$7,135	$2,267	$3.07

Operating - Total / Weighted Average						7,367	6,447,402	5,988,705	458,697	89.3%	86.8%	91.9%	$177,267	$2,132	$2.62

Under Construction

DC
965 Florida Avenue (9)	U Street/Shaw	96.1%	C			433	336,092	290,296	45,796

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2020 (Unaudited)

				Same Store (2):										Monthly	Monthly
				Q1 2019‑2020		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		/ YTD 2019	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	‑2020	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3) (4)	Foot (4) (5)

MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	U			322	359,025	338,990	20,035

Under Construction - Total						755	695,117	629,286	65,831

Total						8,122	7,142,519	6,617,991	524,528

Totals at JBG SMITH Share

In-service assets						4,862	4,176,258	3,907,816	268,442	95.2%	93.4%	99.2%	$126,988	$2,209	$2.74
Recently delivered assets						721	614,221	548,738	65,483	31.5%	24.7%	52.5%	7,135	2,267	3.07
Operating assets						5,583	4,790,479	4,456,554	333,925	87.0%	84.5%	90.1%	$134,123	$2,211	$2.75
Under construction assets						577	502,632	448,586	54,046

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q4 2019	18	6,225,125 SF/ 7,111 Units	4,564,971 SF/ 5,327 Units
Acquisitions	—	—	—
Placed into service (8)	2	229,245 SF/ 256 Units	229,245 SF/ 256 Units
Out-of-service adjustment	—	(2,943) SF	(53) SF
Building re-measurements	—	(4,025) SF	(3,684) SF

Q1 2020	20	6,447,402 SF/ 7,367 Units	4,790,479 SF/ 5,583 Units

Leasing Activity - Multifamily
			Monthly Rent Per Unit (3)			Multifamily % Occupied			Annualized Rent (in thousands)
	Number of Assets	Number of Units	Q1 2020	Q1 2019	% Change	Q1 2020	Q1 2019	% Change	Q1 2020	Q1 2019	% Change
DC	4	857	$2,587	$2,520	2.7%	94.6%	94.5%	0.1%	$25,151	$24,470	2.8%
VA	4	2,675	2,144	2,087	2.7%	93.3%	95.1%	(1.8%)	64,192	63,560	1.0%
MD	5	498	1,635	1,625	0.6%	96.1%	96.0%	0.1%	9,397	9,336	0.7%

Total / Weighted Average	13	4,030	$2,175	$2,121	2.5%	93.9%	94.9%	(1.0%)	$98,740	$97,366	1.4%

Note: At JBG SMITH share. Includes assets placed in-service prior to January 1, 2019. Excludes North End Retail and 2221 S. Clark Street (WeLive).

See footnotes on page 40.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2020 (Unaudited)

Footnotes

Note: At 100% share.

*	Not Metro-served.
(1)	“C” denotes a consolidated interest. “U” denotes an unconsolidated interest.
(2)	“Y” denotes an asset as same store and “N” denotes an asset as non-same store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.
(4)	Excludes North End Retail and 2221 S. Clark Street (WeLive).
(5)	Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.
(6)	The following assets are subject to ground leases:

Ground Lease
Multifamily Asset	Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(7)	The following asset contains space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics.

		Not Available
Multifamily Asset	In-Service	for Lease
The Terano	192,921	6,847

(8)	In Q4 2019, we completed the construction of Atlantic Plumbing C. In Q1 2020, Atlantic Plumbing C was renamed 901 W Street and 900 W Street.
(9)	Ownership percentage reflects expected dilution of JBG SMITH’s real estate venture partner as contributions are funded during the construction of the asset. As of March 31, 2020, JBG SMITH’s ownership interest was 95.5%.

PROPERTY TABLE - UNDER CONSTRUCTION	MARCH 31, 2020 (Unaudited)

Property Table – Under Construction

dollars in thousands, except per square foot data
					Pre-Lease		Schedule (2)			At JBG SMITH Share
			Estimated		Rent Per	Estimated		Estimated			Estimated	Estimated
		%	Square	% Pre-	Square	Number of	Construction	completion	Estimated	Historical	Incremental	Total
Asset	Submarket	Ownership	Feet	Leased	Foot (1)	Units	Start Date	Date	Stabilization Date	Cost (3)	Investment	Investment

Commercial
VA
1770 Crystal Drive	National Landing	100.0%	271,572	97.8%	$46.05	—	Q4 2018	Q2 2021	Q2 2021	$95,853	$30,415	$126,268
Central District Retail	National Landing	100.0%	108,825	75.2%	46.92	—	Q4 2018	Q1 2020	Q4 2021	65,541	45,260	110,801
Total/weighted average			380,397	91.3%	$46.26	—	Q4 2018	Q1 2021	Q3 2021	$161,394	$75,675	$237,069

Multifamily
DC
965 Florida Avenue (4)	U Street/Shaw	96.1%	336,092	—	—	433	Q4 2017	Q4 2020	Q1 2022	$134,304	$18,315	$152,619
MD
7900 Wisconsin Avenue	Bethesda CBD	50.0%	359,025	—	—	322	Q2 2017	Q1 2021	Q2 2022	73,761	20,654	94,415
Total/weighted average			695,117	—	—	755	Q3 2017	Q4 2020	Q1 2022	$208,065	$38,969	$247,034

Under Construction - Total / Weighted Average (5)			1,075,514	91.3%	$46.26	755	Q1 2018	Q4 2020	Q4 2021	$369,459	$114,644	$484,103
Under Construction - Total / Weighted Average at JBG SMITH Share (5)			883,028	91.3%	$46.26	577

Weighted average projected NOI yield at JBG SMITH share:	Commercial (7)	Multifamily	Total
Estimated total project cost (6)	7.0%	5.9%	6.3%
Estimated total investment	7.0%	5.7%	6.1%
Estimated incremental investment	28.9%	36.2%	33.0%
Estimated Stabilized NOI at JBG SMITH Share (dollars in millions)	$8.8	$14.1	$22.9

Note: At 100% share, unless otherwise noted.

(1)	Based on leases signed as of March 31, 2020 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent.
(2)	Average dates are weighted by JBG SMITH share of estimated square feet.
(3)	Historical cost excludes certain GAAP adjustments, interest and ground lease costs. See definition of historical cost on page 51.
(4)	Ownership percentage reflects expected dilution of JBG SMITH’s real estate venture partner as contributions are funded during the construction of the asset. As of March 31, 2020, JBG SMITH’s ownership interest was 95.5%.
(5)	Multifamily assets are excluded from the weighted average percent pre-leased and pre-lease rent per square foot metrics.
(6)	Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.
(7)	Due to the unpredictability of the COVID-19 pandemic and its impact on retail, we are excluding Central District Retail from the estimated stabilized NOI and weighted average projected NOI yields.

PROPERTY TABLE - FUTURE DEVELOPMENT	MARCH 31, 2020 (Unaudited)

Property Table – Future Development

dollars in thousands, except per square foot data, at JBG SMITH share						Estimated
						Commercial			Estimated	Estimated
						SF /		Estimated	Capitalized	Capitalized		Estimated
						Multifamily		Remaining	Cost of SF /	Cost of	Estimated	Total
	Number of	Estimated Potential Development Density (SF)				Units to be	Historical	Acquisition	Units to Be	Ground Rent	Total	Investment
Region	Assets	Total	Office	Multifamily	Retail	Replaced (1)	Cost (2)	Cost (3)	Replaced (4)	Payments (5)	Investment	per SF

Owned
DC
DC	8	1,678,400	312,100	1,357,300	9,000	—	$110,160	N/A	$—	$—	$110,160	$65.63
VA
National Landing	11	6,976,100	2,135,000	4,724,100	117,000	288,903 SF	202,534	N/A	126,667	—	329,201	47.19
Reston	4	2,589,200	924,800	1,462,400	202,000	15 units	75,337	N/A	3,145	—	78,482	30.31
Other VA	4	199,600	88,200	102,100	9,300	21,626 SF	1,469	N/A	3,972	2,504	7,945	39.80
	19	9,764,900	3,148,000	6,288,600	328,300	310,529 SF / 15 units	279,340	N/A	133,784	2,504	415,628	42.56
MD
Silver Spring	1	1,276,300	—	1,156,300	120,000	170 units	15,095	N/A	36,067	—	51,162	40.09
Greater Rockville	4	126,500	19,200	88,600	18,700	—	3,270	N/A	—	671	3,941	31.15
	5	1,402,800	19,200	1,244,900	138,700	170 units	18,365	N/A	36,067	671	55,103	39.28
Total / weighted average	32	12,846,100	3,479,300	8,890,800	476,000	310,529 SF / 185 units	$407,865	N/A	$169,851	$3,175	$580,891	$45.22

Optioned (6)
DC
DC	3	1,793,600	78,800	1,498,900	215,900	—	$21,512	$24,901	$—	$71,113	$117,526	$65.53
VA
Other VA	1	11,300	—	10,400	900	—	140	995	—	—	1,135	100.44
Total / weighted average	4	1,804,900	78,800	1,509,300	216,800	—	$21,652	$25,896	$—	$71,113	$118,661	$65.74

Held for Sale
VA
National Landing (7)	1	2,082,000	2,082,000	—	—	—	$72,463	$—	$—	$—	$72,463	$34.80

Total / Weighted Average	37	16,733,000	5,640,100	10,400,100	692,800	310,529 SF / 185 units	$501,980	$25,896	$169,851	$74,288	$772,015	$46.14

(1)	Represents management’s estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.
(2)	Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of historical cost on page 51.
(3)	Represents management’s estimate of remaining deposits, option payments, and option strike prices as of March 31, 2020.
(4)	Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $2.5 million of NOI for the three months ended March 31, 2020 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate.
(5)	Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. Two owned parcels and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $3.7 million.
(6)	As of March 31, 2020, the weighted average remaining term for the optioned future development assets is 4.3 years.
(7)	Represents the estimated potential development density that JBG SMITH has sold to Amazon pursuant to an executed purchase and sale agreement. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million, subject to customary closing conditions. The sale of Pen Place to Amazon is expected to close in 2021.

DISPOSITION ACTIVITY	MARCH 31, 2020 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH share
					Estimated
					Potential
					Development
	Ownership				Density (Square	Gross Sales	Net Cash
Assets	Percentage	Asset Type	Location	Date Disposed	Feet)	Price	Proceeds	Book Gain

Q1 2020
Metropolitan Park	100.0%	Future Development	Arlington, VA	January 15, 2020	2,150,000	$154,952	$154,493	$59,477

Note: As of March 31, 2020, Pen Place was classified as held for sale in our condensed consolidated balance sheet. In March 2019, we entered into an agreement for the sale of Pen Place, a land site with an estimated potential development density of approximately 2.1 million square feet, for approximately $149.9 million, subject to customary closing conditions. The sale of Pen Place to Amazon is expected to close in 2021.

DEBT SUMMARY	MARCH 31, 2020 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH share	2020	2021	2022	2023	2024	Thereafter	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($1 billion commitment) (1)	$—	$—	$—	$—	$—	$200,000	$200,000
Term loans ($400 million commitment) (2)	—	—	—	100,000	200,000	—	300,000
Total unsecured debt	—	—	—	100,000	200,000	200,000	500,000
Secured Debt:
Consolidated principal balance	97,141	97,997	107,500	172,986	133,473	691,529	1,300,626
Unconsolidated principal balance	115,795	1,611	120,597	30,911	—	71,289	340,203
Total secured debt	212,936	99,608	228,097	203,897	133,473	762,818	1,640,829

Total Consolidated and Unconsolidated Principal Balance	$212,936	$99,608	$228,097	$303,897	$333,473	$962,818	$2,140,829

% of total debt maturing	9.9%	4.7%	10.7%	14.2%	15.6%	44.9%	100.0%
% floating rate (3)	49.5%	3.8%	48.4%	1.9%	—	39.8%	28.4%
% fixed rate (4)	50.5%	96.2%	51.6%	98.1%	100.0%	60.2%	71.6%

Weighted Average Interest Rates
Variable rate	5.05%	2.66%	2.47%	2.39%	—	2.20%	2.74%
Fixed rate	3.32%	4.88%	3.59%	4.48%	3.08%	4.31%	4.03%
Total Weighted Average Interest Rates	4.18%	4.79%	3.04%	4.44%	3.08%	3.47%	3.66%

	Credit Facility
	Revolving
	Credit	Tranche A‑1	Tranche A‑2	Total/Weighted
	Facility (1)	Term Loan (2)	Term Loan	Average
Credit limit	$1,000,000	$200,000	$200,000	$1,400,000
Outstanding principal balance	$200,000	$100,000	$200,000	$500,000
Letters of credit	$1,466	$—	$—	$1,466
Undrawn capacity	$798,534	$100,000	$—	$898,534
Interest rate spread (5)	1.05%	1.20%	1.15%	1.12%
All-In interest rate (6)	2.04%	3.32%	2.49%	2.48%
Initial maturity date	Jan‑25	Jan‑23	Jul‑24	—

(1)	In April 2020, we drew an additional $300.0 million under the revolving credit facility.
(2)	In April 2020, we drew the remaining $100.0 million under the Tranche A-1 Term Loan in accordance with the delayed draw provisions of the credit facility.
(3)	Floating rate debt includes floating rate loans with interest rate caps.
(4)	Fixed rate debt includes floating rate loans with interest rate swaps.
(5)	The interest rate for the revolving credit facility excludes a 0.15% facility fee.
(6)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2020, the notional amount of the Tranche A-1 Term Loan and the Tranche A-2 Term Loan interest rate swap was $100.0 million and $200.0 million.

DEBT BY INSTRUMENT	MARCH 31, 2020 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Consolidated
RTC - West (3)	100.0%	$97,141	L + 1.50%	Swap	3.33%	04/12/20	04/12/21
Courthouse Plaza 1 and 2	100.0%	2,200	L + 1.60%	-	2.59%	05/10/21	05/10/21
WestEnd25	100.0%	95,797	4.88%	Fixed	4.88%	06/01/21	06/01/21
Credit Facility -Tranche A‑1 Term Loan (4)	100.0%	100,000	L + 1.20%	Swap	3.32%	01/18/23	01/18/23
2121 Crystal Drive	100.0%	133,244	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%	39,742	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%	107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A‑2 Term Loan	100.0%	200,000	L + 1.15%	Swap	2.49%	07/18/24	07/18/24
2101 L Street	100.0%	133,473	3.97%	Fixed	3.97%	08/15/24	08/15/24
201 12th Street S., 200 12th Street S., and 251 18th Street S.	100.0%	83,319	7.94%	Fixed	7.94%	01/01/25	01/01/25
Credit Facility - Revolving Credit Facility (5)	100.0%	200,000	L + 1.05%	-	2.04%	01/07/25	01/07/25
RiverHouse Apartments	100.0%	307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
1730 M Street	100.0%	47,500	L + 1.25%	Swap	3.92%	12/21/25	12/21/25
4747 Bethesda Avenue	100.0%	175,000	L + 1.35%	Cap	2.34%	02/20/27	02/20/27
1235 S. Clark Street	100.0%	78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Total Consolidated Principal Balance		1,800,626
Premium / (discount) recognized as a result of the Formation Transaction		1,004
Deferred financing costs - mortgage loans		(6,824)
Deferred financing costs - credit facility (6)		(10,453)
Total Consolidated Indebtedness		$1,784,353

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgages payable		$1,294,806
Revolving credit facility		200,000
Deferred financing costs, net - credit facility (included in other assets)		(7,919)
Unsecured term loan		297,466
Total Consolidated Indebtedness		$1,784,353

DEBT BY INSTRUMENT	MARCH 31, 2020 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
		Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	% Ownership	Balance	Rate	Hedge	Interest Rate (1)	Date	Date (2)

Unconsolidated
11333 Woodglen Drive	18.0%	$12,260	L + 1.90%	—	2.89%	07/01/20	07/01/20
Galvan	1.8%	89,500	L + 1.75%	Cap	2.74%	03/06/21	03/06/21
L’Enfant Plaza Office - North, L’Enfant Plaza Office - East, L’Enfant Plaza Retail (7)	49.0%	210,483	L + 3.65%	Cap	5.10%	05/08/20	05/08/22
Atlantic Plumbing	64.0%	100,000	L + 1.50%	—	2.49%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%	104,611	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%	49,666	L + 2.00%	Cap	2.99%	08/29/22	08/29/24
500 L’Enfant Plaza	49.0%	76,490	L + 1.30%	Cap	2.29%	10/25/22	10/25/24
The Foundry	9.9%	58,000	L + 1.40%	Cap	2.39%	12/12/23	12/12/24
The Alaire	18.0%	48,000	L + 1.82%	Cap	2.81%	03/01/25	03/01/25
1101 17th Street	55.0%	60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%	46,401	L + 1.50%	Swap	3.41%	07/01/22	07/01/25
7900 Wisconsin Avenue	50.0%	53,354	4.82%	Fixed	4.82%	07/15/25	07/15/25
The Gale Eckington	5.0%	110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
Pickett Industrial Park	10.0%	23,600	L + 1.45%	Swap	3.56%	09/04/25	09/04/25
The Terano	1.8%	34,000	L + 1.35%	Swap	4.45%	11/09/25	11/09/25
Wardman Park	20.0%	125,878	4.77%	Fixed	4.77%	02/01/23	02/01/28
Total Unconsolidated Principal Balance		1,203,056
Deferred financing costs		(2,525)
Total Unconsolidated Indebtedness (8)		$1,200,531

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH share		$1,800,626
Unconsolidated principal balance at JBG SMITH share (8)		340,203
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,140,829

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$1,784,353
Unconsolidated indebtedness at JBG SMITH Share (8)		339,227
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share		$2,123,580

(1)	March 31, 2020 one-month LIBOR of 0.99% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(2)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(3)	In April 2020, we closed on a five-year extension, increasing the mortgage loan to $117.3 million, at a of rate L + 1.40%. The related interest rate swap expired in April 2020 and the mortgage loan is currently unhedged.
(4)	In April 2020, we drew the remaining $100.0 million under the Tranche A-1 Term Loan in accordance with the delayed draw provisions of the credit facility. As of March 31, 2020, a forward-starting swap with a notional of $100.0 million was in place at a rate of 0.65%. The swap is effective on July 18, 2020.
(5)	In April 2020, we drew an additional $300.0 million under the revolving credit facility.
(6)	As of March 31, 2020, net deferred financing costs related to our revolving credit facility totaling $7.9 million were included in "Other assets, net" in our condensed consolidated balance sheet.
(7)	The base rate for this loan is three-month LIBOR, which was 1.45% as of March 31, 2020. In April 2020, the unconsolidated real estate venture closed on a one-year extension.
(8)	In April 2020, our real estate venture, which owns 1900 N Street, entered into a mortgage loan with a maximum principal balance of $160.0 million collateralized by the asset. The venture initially received proceeds from the mortgage loan of $134.5 million ($74.0 million at JBG SMITH share), with the additional $25.5 million available in the future.

CONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2020 (Unaudited)

Consolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
MRP Realty
965 Florida Avenue (1)	Multifamily	Washington, DC	U Street/Shaw	96.1%	336,092

Total Consolidated Real Estate Ventures					336,092

Note: Total square feet at 100% share.

(1)	Ownership percentage reflects expected dilution of JBG SMITH’s real estate venture partner as contributions are funded during the construction of the asset. As of March 31, 2020, JBG SMITH’s ownership interest was 95.5%.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2020 (Unaudited)

Unconsolidated Real Estate Ventures

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark
L’Enfant Plaza Office - East	Commercial	Washington, DC	Southwest	49.0%	397,057
L’Enfant Plaza Office - North	Commercial	Washington, DC	Southwest	49.0%	298,382
500 L’Enfant Plaza	Commercial	Washington, DC	Southwest	49.0%	215,218
L’Enfant Plaza Retail	Commercial	Washington, DC	Southwest	49.0%	119,291
Rosslyn Gateway - North	Commercial	Arlington, VA	Rosslyn	18.0%	144,157
Rosslyn Gateway - South	Commercial	Arlington, VA	Rosslyn	18.0%	102,517
11333 Woodglen Drive	Commercial	Rockville, MD	Rockville Pike Corridor	18.0%	62,650
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,293
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,673
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	192,921
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L’Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
					4,399,659

CBREI Venture
Stonebridge at Potomac Town Center	Commercial	Woodbridge, VA	Prince William County	10.0%	503,613
Pickett Industrial Park	Commercial	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Commercial	Washington, DC	Georgetown	9.9%	225,622
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
Stonebridge at Potomac Town Center - Land	Future Development	Woodbridge, VA	Prince William County	10.0%	22,900
					2,607,573

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2020 (Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet

Canadian Pension Plan Investment Board
1900 N Street	Commercial	Washington, DC	CBD	55.0%	269,035
1101 17th Street	Commercial	Washington, DC	CBD	55.0%	208,762
					477,797

Forest City
Waterfront Station	Future Development	Washington, DC	Southwest	2.5%	662,600

Brandywine
1250 1st Street	Future Development	Washington, DC	NoMa	30.0%	265,800
51 N Street	Future Development	Washington, DC	NoMa	30.0%	177,500
50 Patterson Street	Future Development	Washington, DC	NoMa	30.0%	142,200
					585,500
Prudential Global Investment Management
Central Place Tower	Commercial	Arlington, VA	Rosslyn	50.0%	552,590

Berkshire Group
7900 Wisconsin Avenue	Multifamily	Bethesda, MD	Bethesda CBD	50.0%	359,025

Pacific Life Insurance Company
Wardman Park	Future Development	Washington, DC	Woodley Park	20.0%	—

Total Unconsolidated Real Estate Ventures					9,644,744

Note: Total square feet at 100% share.

DEFINITIONS	MARCH 31, 2020

Definitions

Annualized Rent

“Annualized rent” is defined as (i) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of March 31, 2020, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of March 31, 2020, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases.

Annualized Rent Per Square Foot

“Annualized rent per square foot” is defined as (i) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet; and (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA

Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by NAREIT. NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of real estate and impairment losses of real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

“Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as transaction and other costs, gain (loss) on the extinguishment of debt, distributions in excess of our investment in unconsolidated real estate ventures, gain on the bargain purchase of a business, lease liability adjustments and share-based compensation expense related to the Formation Transaction and special equity awards. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 16.

Estimated Potential Development Density

‘‘Estimated potential development density’’ reflects management’s estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of March 31, 2020. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

Free Rent

‘‘Free rent’’ means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

DEFINITIONS	MARCH 31, 2020

Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution ("FAD")

FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT in the NAREIT FFO White Paper - 2018 Restatement issued in 2018. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

"Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, distributions in excess of our investment in unconsolidated real estate ventures, share-based compensation expense related to the Formation Transaction and special equity awards, lease liability adjustments, amortization of the management contracts intangible and the mark-to-market of derivative instruments.

"FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to FFO, Core FFO and FAD is presented on pages 17-18.

Future Development

“Future development” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of March 31, 2020 where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land.

Historical Cost, Estimated Incremental Investment, Estimated Total Investment and Estimated Total Project Cost

“Historical cost” is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of March 31, 2020.

“Estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of March 31, 2020, including all remaining acquisition costs, hard costs, soft costs, tenant improvements (excluding free rent converted to tenant improvement allowances), leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs and ground rent expenses.

“Estimated total investment” means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset.

"Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction.

Actual incremental investment, actual total investment and actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies.

DEFINITIONS	MARCH 31, 2020

In-Service

‘‘In-service’’ refers to commercial or multifamily assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2020.

Metro-Served

“Metro-served” means locations, submarkets or assets that are within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station.

Monthly Rent Per Unit

For multifamily assets, represents multifamily rent for the month ended March 31, 2020 divided by occupied units; retail rent is excluded from this metric.

Near-Term Development

‘‘Near-term development’’ refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within 18 months following March 31, 2020, subject to market conditions.

Net Operating Income ("NOI"), Adjusted Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield

“NOI” is a non-GAAP financial measure management uses to assess a segment’s performance. The most directly comparable GAAP measure is net income attributable to common shareholders. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI as a supplemental performance measure for our assets and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other REITs that define these measures differently. We believe that to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income attributable to common shareholders as presented in our financial statements. NOI should not be considered as an alternative to net income attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI, for all assets except Crystal City Marriott, represents NOI for the three months ended March 31, 2020 multiplied by four. Due to seasonality in the hospitality business, annualized NOI for Crystal City Marriott represents the trailing 12-month NOI as of March 31, 2020. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect our actual results of operations over any 12-month period.

We also report adjusted annualized NOI which includes signed but not yet commenced leases and incremental revenue from recently delivered assets assuming stabilization. While we believe adjusted annualized NOI provides useful information regarding potential future NOI from our assets, it does not account for any decrease in NOI for lease terminations, defaults or other negative events that could affect NOI and therefore, should not be relied upon as indicative of future NOI.

This Investor Package also contains management’s estimate of stabilized NOI and projections of NOI yield for under construction and near-term development assets, which are based on management’s estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management’s plans, expectations

DEFINITIONS	MARCH 31, 2020

and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Package. Management’s projections of NOI yield are not projections of our overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Package will be achieved.

“Projected NOI yield” means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Package.

The Company does not provide reconciliations for non-GAAP estimates on a future basis, including adjusted annualized NOI and estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income. Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Package because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Percent Leased

‘‘Percent leased’’ is based on leases signed as of March 31, 2020, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

Percent Pre-Leased

‘‘Percent pre-leased’’ is based on leases signed as of March 31, 2020, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage.

Percent Occupied

‘‘Percent occupied’’ is based on occupied rentable square feet/units as of March 31, 2020, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage. Out-of-service square feet are excluded from this calculation.

Pro Rata Adjusted General and Administrative (“G&A”) Expenses

"Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and special equity awards and the G&A expenses of our third-party asset management and real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general.

Recently Delivered

“Recently delivered” refers to commercial and multifamily assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2020.

Same Store and Non-Same Store

“Same store” refers to the pool of assets that were in-service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared.

“Non-same store” refers to all operating assets excluded from the same store pool.

DEFINITIONS	MARCH 31, 2020

Second Generation Lease

“Second generation lease” is a lease on space that had been vacant for less than nine months.

Signed But Not Yet Commenced Leases

“Signed but not yet commenced leases” means leases for assets in JBG SMITH’s portfolio that, as of March 31, 2020, have been executed but for which no rental payments had yet been charged to the tenant.

Square Feet

‘‘Square feet’’ or ‘‘SF’’ refers to the area that can be rented to tenants, defined as (i) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for assets under construction and near-term development assets, management’s estimate of approximate rentable square feet based on current design plans as of March 31, 2020, and (iv) for future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of March 31, 2020.

Transaction and Other Costs

Transaction and other costs include amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition costs and costs related to other completed, potential and pursued transactions.

Under Construction

‘‘Under construction’’ refers to assets that were under construction during the three months ended March 31, 2020.

APPENDIX - EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Appendix – EBITDAAre and Adjusted EBITDA

	Three Months Ended
dollars in thousands	Q1 2020		Q4 2019		Q3 2019		Q2 2019		Q1 2019

EBITDA, EBITDAre and Adjusted EBITDA
Net income (loss)	$48,175		$38,692		$10,532		$(3,328)		$28,248
Depreciation and amortization expense	48,489		50,004		46,862		45,995		48,719
Interest expense (1)	12,005		11,831		10,583		13,107		17,174
Income tax expense (benefit)	(2,345)		(613)		432		51		(1,172)
Unconsolidated real estate ventures allocated share of above adjustments	10,837		10,050		8,664		10,357		7,806
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	3		(2)		—		(4)		(1)
EBITDA	$117,164		$109,962		$77,073		$66,178		$100,774
Gain on sale of real estate	(59,477)		(57,870)		(8,088)		—		(39,033)
Gain on sale from unconsolidated real estate ventures	—		—		—		(335)		—
EBITDAre	$57,687		$52,092		$68,985		$65,843		$61,741
Transaction and other costs (2)	5,309		13,307		2,059		2,974		4,895
Loss on extinguishment of debt, net of noncontrolling interests	33		3,916		—		1,889		—
Share-based compensation related to Formation Transaction and special equity awards	9,441		11,959		9,549		9,523		11,131
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (3)	374		(518)		(165)		(232)		(6,441)
Unconsolidated real estate ventures allocated share of above adjustments	718		(1,345)		—		—		—
Lease liability adjustments	—		(1,829)		1,991		—		—
Adjusted EBITDA	$73,562		$77,582		$82,419		$79,997		$71,326

Net Debt to Annualized Adjusted EBITDA (4)	6.2	x	5.8	x	5.3	x	5.2	x	7.1	x

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (5)	$1,784,353	$1,620,001	$1,652,303	$1,653,538	$2,128,803
Unconsolidated indebtedness (5)	339,227	329,056	322,692	312,686	303,397
Total consolidated and unconsolidated indebtedness	2,123,580	1,949,057	1,974,995	1,966,224	2,432,200
Less: cash and cash equivalents	306,988	136,200	237,288	289,554	405,646
Net Debt (at JBG SMITH Share)	$1,816,592	$1,812,857	$1,737,707	$1,676,670	$2,026,554

Note: All EBITDA measures as shown above are attributable to operating partnership common units.

(1)	Interest expense includes the amortization of deferred financing costs and the ineffective portion of any interest rate swaps or caps, net of capitalized interest.
(2)	Includes fees and expenses incurred for the relocation of our corporate headquarters, demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that will acquire and own affordable workforce housing in the Washington DC metropolitan region.
(3)	As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.
(4)	Adjusted EBITDA is annualized by multiplying by four. In Q2 2019, we closed an underwritten public offering of 11.5 million common shares that generated net proceeds of $472.8 million.
(5)	Net of premium/discount and deferred financing costs.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Appendix – FFO, Core FFO and FAD

	Three Months Ended
in thousands, except per share data	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

FFO and Core FFO
Net income (loss) attributable to common shareholders	$42,925	$34,390	$9,360	$(3,040)	$24,861
Net income (loss) attributable to redeemable noncontrolling interests	5,250	4,302	1,172	(288)	3,387
Net income (loss)	48,175	38,692	10,532	(3,328)	28,248
Gain on sale of real estate	(59,477)	(57,870)	(8,088)	—	(39,033)
Gain on sale from unconsolidated real estate ventures	—	—	—	(335)	—
Real estate depreciation and amortization	45,662	47,001	44,164	43,308	46,035
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	6,882	6,407	4,713	4,804	4,653
Net (income) loss attributable to noncontrolling interests in consolidated real estate ventures	3	(2)	—	(4)	(1)
FFO Attributable to Operating Partnership Common Units	$41,245	$34,228	$51,321	$44,445	$39,902
FFO attributable to redeemable noncontrolling interests	(4,497)	(3,804)	(5,705)	(5,014)	(4,783)
FFO attributable to common shareholders	$36,748	$30,424	$45,616	$39,431	$35,119

FFO attributable to the operating partnership common units	$41,245	$34,228	$51,321	$44,445	$39,902
Transaction and other costs, net of tax (1)	5,166	11,725	1,941	2,847	4,626
(Gain) loss from mark-to-market on derivative instruments	(47)	—	2	524	(476)
Loss on extinguishment of debt	33	3,916	—	1,889	—
Earnings (losses) and distributions in excess of our investment in unconsolidated real estate venture (2)	374	(518)	(165)	(232)	(6,441)
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,959	9,549	9,523	11,131
Lease liability adjustments	—	(1,829)	1,991	—	—
Amortization of management contracts intangible, net of tax	1,143	1,288	1,287	1,288	1,287
Unconsolidated real estate ventures allocated share of above adjustments	1,176	(1,407)	127	1,153	227
Core FFO Attributable to Operating Partnership Common Units	$58,531	$59,362	$66,053	$61,437	$50,256
Core FFO attributable to redeemable noncontrolling interests	(6,382)	(6,598)	(7,342)	(6,931)	(6,024)
Core FFO attributable to common shareholders	$52,149	$52,764	$58,711	$54,506	$44,232
FFO per diluted common share	$0.27	$0.23	$0.34	$0.30	$0.28
Core FFO per diluted common share	$0.39	$0.39	$0.44	$0.41	$0.36
Weighted average diluted shares	135,429	134,129	134,127	131,754	123,423

See footnotes on page 57.

APPENDIX - FFO, CORE FFO AND FAD (NON-GAAP)	MARCH 31, 2020 (Unaudited)

in thousands, except per share data	Three Months Ended
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

FAD
Core FFO attributable to the operating partnership common units	$58,531	$59,362	$66,053	$61,437	$50,256
Recurring capital expenditures and second generation tenant improvements and leasing commissions	(9,805)	(27,689)	(14,872)	(20,076)	(22,297)
Straight-line and other rent adjustments (3)	(5,237)	(8,464)	(10,348)	(8,739)	(6,808)
Third-party lease liability assumption payments	(1,460)	(1,450)	(1,413)	(1,183)	(1,136)
Share-based compensation expense	7,730	5,512	6,129	5,694	5,330
Amortization of debt issuance costs	622	671	701	875	970
Unconsolidated real estate ventures allocated share of above adjustments	194	(386)	(943)	(1,404)	(87)
Non-real estate depreciation and amortization	1,254	1,234	925	916	912
FAD available to the Operating Partnership Common Units (A)	$51,829	$28,790	$46,232	$37,520	$27,140
Distributions to common shareholders and unitholders (4) (B)	$34,011	$34,011	$34,006	$34,006	$31,284
FAD Payout Ratio (B÷A) (5)	65.6%	118.1%	73.6%	90.6%	115.3%

Capital Expenditures
Maintenance and recurring capital expenditures	$2,558	$11,748	$7,000	$7,252	$5,495
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	149	561	439	252	88
Second generation tenant improvements and leasing commissions	6,943	13,426	6,713	12,357	16,155
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures	155	1,954	720	215	559
Recurring capital expenditures and second generation tenant improvements and leasing commissions	9,805	27,689	14,872	20,076	22,297
First generation tenant improvements and leasing commissions	11,847	20,057	6,501	18,996	6,197
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures	770	2,672	507	419	233
Non-recurring capital expenditures	6,187	16,410	8,365	5,470	6,722
Share of non-recurring capital expenditures from unconsolidated joint ventures	102	488	84	30	—
Non-recurring capital expenditures	18,906	39,627	15,457	24,915	13,152
Total JBG SMITH Share of Capital Expenditures	$28,711	$67,316	$30,329	$44,991	$35,449

(1)	Includes fees and expenses incurred for the relocation of our corporate headquarters, demolition costs, fees and expenses incurred in connection with the Formation Transaction (including amounts incurred for transition services provided by our former parent, integration costs and severance costs), pursuit costs related to other completed, potential and pursued transactions, as well as other expenses. For the three months ended March 31, 2020, includes a charitable commitment to the Washington Housing Conservancy, a non-profit that will acquire and own affordable workforce housing in the Washington DC metropolitan region.
(2)	As of June 30, 2018, we suspended the equity method of accounting for our investment in the real estate venture that owns 1101 17th Street as our investment had been reduced to zero and we did not have an obligation to provide further financial support to the venture. All subsequent distributions from the venture have been recognized as income, which will continue until our share of unrecorded earnings and contributions exceed the cumulative excess distributions previously recognized.
(3)	Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4)	The distribution for Q1 2019 excludes a special dividend of $0.10 per common share that was paid in January 2019.
(5)	The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. Q4 2019 was impacted by increases in recurring capital expenditures, which is consistent with historical seasonality trends.

APPENDIX - NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2020 (Unaudited)

Appendix – NOI Reconciliations

dollars in thousands	Three Months Ended
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Net income (loss) attributable to common shareholders	$42,925	$34,390	$9,360	$(3,040)	$24,861
Add:
Depreciation and amortization expense	48,489	50,004	46,862	45,995	48,719
General and administrative expense:
Corporate and other	13,176	11,934	11,015	11,559	12,314
Third-party real estate services	28,814	26,910	29,809	28,710	28,066
Share-based compensation related to Formation Transaction and special equity awards	9,441	11,959	9,549	9,523	11,131
Transaction and other costs	5,309	13,307	2,059	2,974	4,895
Interest expense	12,005	11,831	10,583	13,107	17,174
Loss on extinguishment of debt	33	3,916	—	1,889	—
Income tax expense (benefit)	(2,345)	(613)	432	51	(1,172)
Net income (loss) attributable to redeemable noncontrolling interests	5,250	4,302	1,172	(288)	3,387
Less:
Third-party real estate services, including reimbursements	29,716	29,121	34,587	29,487	27,691
Other income (1)	1,630	1,686	2,196	2,114	1,640
Income (loss) from unconsolidated real estate ventures, net	(2,692)	(2,042)	(1,144)	(1,810)	3,601
Interest and other income (loss), net	907	3,022	(640)	2,052	951
Gain on sale of real estate	59,477	57,870	8,088	—	39,033

Consolidated NOI	74,059	78,283	77,754	78,637	76,459
NOI attributable to unconsolidated real estate ventures at our share	8,588	6,052	5,500	5,091	5,386
Non-cash rent adjustments (2)	(3,545)	(8,465)	(10,348)	(8,738)	(6,808)
Other adjustments (3)	2,834	3,913	3,181	3,758	3,353
Total adjustments	7,877	1,500	(1,667)	111	1,931
NOI (3)	$81,936	$79,783	$76,087	$78,748	$78,390
Less: out-of-service NOI loss (4)	(1,427)	(2,817)	$(2,189)	$(1,556)	$(1,271)
Operating portfolio NOI	$83,363	$82,600	$78,276	$80,304	$79,661
Non-same store NOI (5)	4,851	7,653	6,286	6,311	6,088
Same store NOI (6)	$78,512	$74,947	$71,990	$73,993	$73,573

Note: NOI, non-same store NOI and same store NOI are presented as originally reported in the respective quarter.

(1)	Excludes operating parking revenue of $6.4 million, $6.5 million, $6.3 million, $6.7 million and $6.5 million in Q1 2020, Q4 2019, Q3 2019, Q2 2019 and Q1 2019.
(2)	Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3)	Adjustment to include other revenue and payments associated with assumed lease liabilities related to operating properties and to exclude commercial lease termination revenue and allocated corporate general and administrative expenses to operating properties.
(4)	Includes the results of our Under Construction assets and Future Development Pipeline.
(5)	Includes the results of properties that were not in-service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(6)	Includes the results of the properties that are in-service for the entirety of both periods being compared except for properties that are being phased out of service for future development.

JBGS Divider